EXHIBIT 99 (a)(1)(i)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom.

If you sell or have sold or otherwise transferred all of your Ordinary Shares or ADSs in Elan please send this document and the accompanying documentation (with the exception of any personalized documentation) to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee as soon as possible. Such documents should not be forwarded to or sent in or into a Prohibited Territory. If you sell or have sold or otherwise transferred only part of your holding of Ordinary Shares or ADSs, you should retain this document and consult your stockbroker, bank or other agent through whom the sale or transfer was effected immediately as to the action you should take.

ELAN CORPORATION, PLC

(Incorporated and registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

PROPOSED RETURN OF CAPITAL TO SHAREHOLDERS BY WAY OF
TENDER OFFER TO PURCHASE ORDINARY SHARES (INCLUDING ORDINARY
SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES)
UP TO A MAXIMUM AGGREGATE COST OF US$1 BILLION

The return of capital to Shareholders is being implemented by way of a tender offer for Ordinary Shares (including Ordinary Shares represented by ADSs) to be made by Davy on the terms and subject to the Conditions referred to in this Circular. ADS Holders may participate in the Tender Offer by tendering ADSs, which will be deemed an instruction to the Tender Agent to cause the Custodian for the ADS Depositary to tender the Ordinary Shares underlying the tendered ADSs in the Tender Offer. Davy and the Company have entered into the Repurchase Deed pursuant to which the Company shall purchase from Davy the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by Davy under the Tender Offer at the Strike Price, as determined pursuant to a modified “Dutch Auction”.

Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

Holders of Ordinary Shares and ADSs should review this Circular carefully. The attention of ADS Holders is drawn to Part III of this Circular as it contains important information specifically in respect of tendering ADSs. The attention of Ordinary Shareholders is drawn to Parts IV and V of this Circular as it contains important information in respect of tendering Ordinary Shares.

Parts IV and V of this Circular relate to Ordinary Shares. Except as set forth in Part VI of this Circular or as otherwise expressly noted, Parts IV and V of this Circular do not apply directly to ADSs or to the tender of ADSs. However, as a tender of ADSs will be deemed an instruction to the Tender Agent to cause the Custodian for the ADS Depositary to tender the Ordinary Shares underlying tendered ADSs, Parts IV and V of this Circular contain information relevant to ADS Holders as well as Ordinary Shareholders.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

Davy, which is regulated in Ireland by the Central Bank, is acting as broker for Elan and no one else in relation to the Tender Offer and will not be responsible to any other person for providing the protections afforded to its customers or for providing advice in relation to the Tender Offer or the contents of this document.

The distribution of this document in or into jurisdictions other than Ireland, the United Kingdom or the United States may be restricted by law and, therefore, persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of the relevant jurisdiction.

Unless otherwise stated, defined terms in this document have the meanings given to them in Part VII.

The Tender Offer in respect of Ordinary Shares will close at 8.00 a.m. (Irish time) on 18 April 2013 unless extended by means of an announcement posted on the Company’s website, delivered through a Regulatory Information Service and by press release in the US and filed with the SEC.

The Tender Offer in respect of ADSs will close at 5.00 p.m. (New York City time) on 17 April 2013 unless extended by means of an announcement posted on the Company’s website, delivered through a Regulatory Information Service and by press release in the US and filed with the SEC. ADS Holders who hold their ADSs in certificated form or on the books of the ADS Depositary who wish to tender should ensure that their completed Letter of Transmittal is returned by post or by hand (during normal business hours only) to the Tender Agent, at the address on the Letter of Transmittal, by no later than 5.00 p.m. (New York City time) on 17 April 2013. Any ADS Holder holding through a bank, broker or other nominee should contact such bank, broker or nominee in order to determine the procedures to be followed in order to tender any ADSs into the Tender Offer. The procedure for tendering your ADSs is set out in Part III and in the Letter of Transmittal.

If you hold your Ordinary Shares in certificated form and wish to tender such shares, the Tender Form must be completed, signed and returned in accordance with the instructions printed thereon as soon as possible and, in any event, so as to be received by post or by hand (during normal business hours) at Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, by no later than 8.00 a.m. (Irish time) on18 April 2013. The procedure for participating in the Tender Offer is set out in Part IV and, if you hold your Ordinary Shares in certificated form, in the accompanying Tender Form.

If you hold your Ordinary Shares in uncertificated form (that is, in CREST), to tender such Ordinary Shares you must make your tender electronically through CREST so that the relevant TTE Instructions settle(s) no later than 8.00 a.m. (Irish time) on 18 April 2013.

The Tender Offer is not being made directly or indirectly in or into the Prohibited Territories, and the Tender Offer cannot be accepted from within the Prohibited Territories.

The Tender Offer is conditional upon, among other things, Shareholder approval, which will be sought at an Extraordinary General Meeting of the Company to be held at The Westin Hotel, Westmoreland Street, Dublin 2, Ireland on 12 April 2013 at 10.00 a.m. (Irish time). The Notice of Extraordinary General Meeting will be mailed to Shareholders on or about 18 March 2013 along with a Form of Proxy for use at the EGM. To be valid, the Form of Proxy must be received by the Company’s Registrars, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not later than 10.00 a.m. (Irish time) on 10 April 2013.

You should read this document in its entirety and consider whether to vote in favour of the Resolution in light of the information contained in this document.

ADS Holders wishing to participate in the Extraordinary General Meeting should complete the Voting Instruction Form in relation to the voting rights attached to the Ordinary Shares represented by their ADSs which Voting Instruction Form will be mailed to ADS Holders on or about 18 March 2013. ADS Holders must return such form to the ADS Depositary so as to be received by no later than 10.00 a.m. (New York City time) on 8 April 2013.

No person has been authorized to give any information or make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied on as having been so authorized. The delivery of this Circular shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Circular or that the information in it is correct as of any subsequent time.

Apart from the liabilities and responsibilities, if any, which may be imposed on Davy by the Central Bank or the regulatory regime established thereunder, Davy does not accept any responsibility or liability whatsoever for the contents of this Circular, and no representation or warranty, express or implied, is made by Davy in relation to the contents of this Circular, including its accuracy, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with the Company or the Tender Offer. To the full extent permissible, Davy accordingly disclaims all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of the contents of this Circular or any such statement.

Davy is not making any recommendation to Shareholders in relation to participation in the Tender Offer itself and has not provided advice to the Board on the terms of the Tender Offer.

The Dealer Manager for the Tender Offer is Citigroup Global Markets Inc.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements about Elan’s financial condition, results of operations, business prospects and the Tysabri Transaction that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate”, “estimate”, “project”, “target”, “intend”, “plan”, “will”, “believe”, “expect” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or events. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: the risk that the Tysabri Transaction does not complete, the potential of Tysabri, which may be severely constrained by increases in the incidence of serious adverse events (including death) associated with Tysabri (in particular, by increases in the incidence rate for cases of PML), or by competition from existing or new therapies (in particular, oral therapies), and the potential for the successful development and commercialization of additional products, whether internally or by acquisition, especially given the separation of the Prothena business which left Elan with no material pre-clinical research programs or capabilities; Elan’s ability to maintain sufficient cash, liquid resources, and investments and other assets capable of being monetized to meet its liquidity requirements; the success of our development activities, and research and development activities in which we retain an interest, including, in particular, the impact of the announced discontinuation of the development of bapineuzumab intravenous in mild to moderate Alzheimer’s disease; failure to comply with anti-kickback, bribery and false claims laws in the US, Europe and elsewhere; difficulties or delays in manufacturing and supply of Tysabri; trade buying patterns; the impact of potential biosimilar competition, whether restrictive covenants in Elan’s debt obligations will adversely affect Elan; the trend towards managed care and health care cost containment, including Medicare and Medicaid; legislation and other developments affecting pharmaceutical pricing and reimbursement (including, in particular, the dispute in Italy with respect to Tysabri sales), both domestically and internationally; failure to comply with Elan’s payment obligations under Medicaid and other governmental programs; exposure to product liability (including, in particular, with respect to Tysabri) and other types of lawsuits and legal defence costs and the risks of adverse decisions or settlements related to product liability, patent protection, securities class actions, governmental investigations and other legal proceedings; Elan’s ability to protect its patents and other intellectual property; claims and concerns that may arise regarding the safety or efficacy of Elan’s products or product candidates; interest rate and foreign currency exchange rate fluctuations and the risk of a partial or total collapse of the Euro; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; if the Tysabri Transaction completes, whether we are deemed to be an Investment Company or a Passive Foreign Investment Company; general changes in US and international generally accepted accounting principles; growth in costs and expenses; Elan Shareholders not approving the Tender Offer and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in the Company’s annual report on Form 20-F for the fiscal year ended 31 December 2012, and in its Reports of Foreign Issuer on Form 6-K filed with the SEC. Except as may be required by the Exchange Act, Prospectus Rules, the Market Abuse Rules, the Transparency Rules, the Listing Rules, the Irish Stock Exchange, the Irish Takeover Rules, or by law, Elan assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE TO FIND HELP

Part I answers some of the questions most often asked by shareholders about tender offers and the procedure for participation in this Tender Offer. If you have further questions on the Tender Offer in respect of the Ordinary Shares, there is a Shareholder Helpline available between the hours of 8.30 a.m. to 5.30 p.m. (Irish time) Monday to Friday (except Irish public holidays). The Shareholder Helpline will remain open until 17 April 2013.

For ADS Holders the instructions set out in Part IV as to participation in the Tender Offer do not apply. ADS Holders should review Part III as it contains important information specifically in respect of tendering ADSs.

Holders of Ordinary Shares (but not ADS Holders in respect of their holdings of ADSs) who are located in the US who wish to participate in the Tender Offer must follow the instructions set out in Part III of this Circular.

The Dealer Manager in respect of the Tender Offer is Citigroup Global Markets Inc. Any questions or requests for assistance may be directed at the Dealer Manager at +1 877-531-8365.

The Information Agent with respect to the Tender Offer for ADSs and Ordinary Shares in the US is Georgeson Inc. If you are an ADS Holder or Ordinary Shareholder in the US and have questions on how you can participate in the Tender Offer, please call the Information Agent at +1 866-216-0462.

Please note that for legal reasons the Shareholder Helpline and the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form or Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or provide legal, financial, investment or taxation advice.

INTRODUCTION

Tender Offer to purchase Ordinary Shares (including Ordinary Shares represented by
American Depositary Shares)

Introduction

The Board announced on 22 February 2013 that it intended to return to Shareholders up to US$1 billion of the significant upfront payment that it expected to receive from Biogen Idec in respect of the Tysabri Transaction. The Board subsequently announced on 8 March 2013 that this capital return would be by way of a “Dutch Auction” tender offer. This document sets out full details of the Tender Offer. The Tender Offer requires approval of Shareholders. On or about 18 March 2013 Shareholders will be mailed a notice of Extraordinary General Meeting to be held at The Westin Hotel, Westmoreland Street, Dublin 2, Ireland on 12 April 2013 at 10.00 a.m. to consider the resolution required to implement the Tender Offer.

Shareholders can decide whether they want to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer. Shareholders are not obliged to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) if they do not wish to do so. Shareholders should read the whole of this Circular.

While the Board will be making a recommendation with respect to the Extraordinary General Meeting, the Board is making no recommendation to Shareholders in relation to participation in the Tender Offer. Shareholders need to decide individually what is best for them. The Directors all wish to retain their holdings in Elan and therefore are not intending to tender any of their Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer.

Tenders may be made in the Price Range of between US$11.25 and US$13.00. Only tenders made in US$0.25 increments in the Price Range will be accepted.

The Company is satisfied that it has sufficient Profits Available for Distribution to enable Completion.

Background to the Tender Offer

On 22 February 2013, the Company announced that, upon completion of the Tysabri Transaction with Biogen Idec, it would institute a share repurchase program by utilising US$1 billion of the upfront proceeds from the Tysabri Transaction which would enable a significant portion of the locked value of Tysabri to be returned to Shareholders directly. The Company stated that instituting a share repurchase program from the proceeds generated by the restructuring of the Tysabri collaboration with Biogen, Idec. would unlock incremental value to Shareholders’ benefit.

The Company reviewed several options for returning value to Shareholders. For the purpose of this substantial return of up to US$1 billion, the Board decided to implement a Tender Offer because it believes this process benefits both Shareholders and the Company. In particular, the Tender Offer:

●	provides Shareholders who wish to sell Ordinary Shares (including Ordinary Shares represented by ADSs) the opportunity to do so;

●	enables those Shareholders who do not wish to receive capital at this time to maintain their full investment in the Company;

●	is available to all Shareholders (other than Shareholders who may be resident in a Prohibited Territory) regardless of the size of their shareholdings;

●	means Shareholders may receive a premium to the closing price of the ADSs on the NYSE on 8 March 2013; and

●	will have a positive impact on the Company’s earnings per share as all of the Ordinary Shares acquired under the Tender Offer will be cancelled.

The repurchase of the Ordinary Shares (including the Ordinary Shares represented by ADSs) by the Company will be financed from the Group’s existing resources and the proceeds of the Tysabri Transaction.

The Tender Offer

The Tender Offer will be implemented on the basis of Davy acquiring the successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) at a “Strike Price” determined pursuant to a modified “Dutch Auction”. In turn, Davy shall sell, and the Company shall purchase, such Ordinary Shares (including Ordinary Shares represented by ADSs) at the same price pursuant to the terms of the Repurchase Deed. The Company intends to cancel the Ordinary Shares (including Ordinary Shares represented by ADSs) acquired by it under the Repurchase Deed.

Shareholders can decide whether they want to tender all, some or none of their Ordinary Shares or ADSs in the Tender Offer.

Tenders may be made in the range of US$11.25 to US$13.00 per Ordinary Share inclusive (the “Price Range”), in increments of US$0.25 only. For illustrative purposes only, in Euro the Price Range is approximately equivalent to €8.65 to €10.00 per Ordinary Share based on an exchange rate of €1.00 per US$1.3005 as at 8 March 2013. Tenders may also be made at the Strike Price.

The “Strike Price” is the price at which Ordinary Shares will be purchased by Davy under the Tender Offer. This will be determined within the aforementioned Price Range at the lowest level necessary to purchase the minimum number of Ordinary Shares (including Ordinary Shares represented by ADSs) having a total aggregate cost not exceeding US$1 billion (excluding expenses).

ADS Holders will receive payment in respect of successfully tendered Ordinary Shares represented by their ADSs in US$. Ordinary Shareholders (other than the Custodian) will receive the Euro Equivalent Strike Price.

For details of how to tender ADSs, ADS Holders should refer to each of the Part I (Questions and Answers on the Tender Offer/Summary Term Sheet), of this document and also each of Part II (Summary of the Tender Offer and Procedures) and Part III (Details of the Tender Offer in respect of ADSs/Further information for US Shareholders) of this Circular.

For details of how to tender Ordinary Shares, Shareholders should refer to each of the Part I (Questions and Answers on the Tender Offer/Summary Term Sheet), Part II (Summary of the Tender Offer and Procedures), Part IV (Details of the Tender Offer in respect of Ordinary Shares) and Part V (Irish and UK Tax Aspects of the Tender Offer in respect of Ordinary Shareholders).

The Extraordinary General Meeting

Shareholders will, on or about 18 March 2013, be mailed a notice of the Extraordinary General Meeting along with a Form of Proxy for use in connection with the Extraordinary General Meeting. Whether or not you intend to be present at the meeting, you are requested to complete and return the Form of Proxy to be sent to you as soon as possible and, in any event, so as to be received by Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, not later than 10.00 a.m. (Irish time) on 10 April 2013. ADS Holders are requested to complete the Voting Instruction Form to be provided and return such form as soon as possible and in any event so as to be received by the ADS Depositary not later than 10.00 a.m. (New York City time) on 8 April 2013. Holders of ADSs in street name accounts should follow the instructions to be provided by their bank, broker or custodian.

The completion and return of Forms of Proxy will not preclude registered holders of Ordinary Shares from attending the Extraordinary General Meeting should they wish to do so.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Tender Offer opens	11 March 2013

Mailing of Notice of Extraordinary General Meeting	on or about 18 March 2013
and related Form of Proxy and Voting Instruction Form
as applicable

Latest time for receipt by ADS Depositary of Voting	10.00 a.m. (New York City time) on
Instruction Forms for ADS Holders for the EGM	8 April 2013

Latest time and date for receipt of Forms of Proxy	10.00 a.m. (Irish time) on 10 April 2013

Extraordinary General Meeting	10.00 a.m. (Irish time) on 12 April 2013

Latest time and date for receipt by Tender	5.00 p.m. (New York City time) on
Agent of Letters of Transmittal	17 April 2013

Latest time for and date for receipt by Receiving Agent	8.00 a.m. (Irish time) on 18 April 2013
of Tender Forms

Latest time and date for settlement of	8.00 a.m. (Irish time) on 18 April 2013
Electronic Tenders in CREST

Closing of the Tender Offer	8.00 a.m. (Irish time) on 18 April 2013

Announcement of results of Tender Offer	By 5.00 p.m. (New York City time) on
18 April 2013

Dispatch of cheques for Tender Offer proceeds in	By 25 April 2013
respect of sold certificated Ordinary Shares

Settlement date for purchases under the Tender Offer	By 25 April 2013

CREST accounts credited with Tender Offer proceeds	By 25 April 2013
in respect of sold uncertificated Ordinary Shares

CREST accounts credited for revised holdings of	By 25 April 2013
Ordinary Shares (or, in the case of unsuccessful tenders,
for entire holdings of Ordinary Shares)

Return of share certificates in respect of unsuccessful tenders	By 30 April 2013

Dispatch of balance share certificates for unsold Ordinary Shares	By 30 April 2013

Dispatch of cheques for Tender Offer proceeds to ADS Holders and dispatch of statements for balance ADSs, as applicable	By 30 April 2013

The dates and times set forth above are subject to Davy’s and the Company’s right or, upon certain conditions set forth in the US securities laws, Davy’s and the Company’s obligations to extend or amend the Tender Offer.

PART I

QUESTIONS AND ANSWERS ON THE
TENDER OFFER/SUMMARY TERM SHEET

Introduction

This document explains the Tender Offer pursuant to which the Company proposes to repurchase its own Ordinary Shares (including Ordinary Shares represented by ADSs) up to a maximum aggregate value of US$1 billion. To help you understand what is involved in the Tender Offer we have prepared a summary and some questions and answers regarding the Tender Offer. You should read the whole of this document and not rely solely on the summary information in this Part I. Part II sets out a summary of the Tender Offer and procedures for participation. Part III sets out the detailed terms and conditions of the Tender Offer with respect to ADS Holders. Holders of Ordinary Shares are directed to Part IV which details specific procedures for Ordinary Shareholders if they wish to participate in the Tender Offer. US Ordinary Shareholders are directed to Part III and Part IV.

Summary

●
Under the Tender Offer, Shareholders are invited to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) in the price range of US$11.25 to US$13.00, in increments of US$0.25 within the Price Range only. If the Company repurchases its Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer for the maximum aggregate purchase price of US$1 billion (excluding expenses), the Company will repurchase a minimum of 76,923,076 Ordinary Shares (including Ordinary Shares represented by ADSs) and a maximum of 88,888,888 Ordinary Shares (including Ordinary Shares represented by ADSs). This represents respectively 12.87% and 14.87% of the existing issued ordinary share capital of the Company.

●
Shareholders can choose whether they want to tender their Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer or not. Shareholders are not obliged to tender any of their Ordinary Shares (including Ordinary Shares represented by ADSs) if they do not wish to do so.

●
All Ordinary Shares purchased under the Tender Offer (including Ordinary Shares represented by ADSs), if any are purchased, will be purchased at the same price (i.e. the Strike Price) which will be determined pursuant to a modified “Dutch Auction” as set out in paragraph 1 of Part II of this document. The Strike Price will not be known until after the end of the Tender Offer period and is expected to be announced by 18 April 2013. The Strike Price will be US$ denominated and all Ordinary Shareholders whose shares are not represented by ADSs will receive the Euro Equivalent Strike Price.

●
Shareholders who wish to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer can choose to tender their Ordinary Shares (including Ordinary Shares represented by ADSs) in different ways. Shareholders have a choice of whether to submit a tender at a single price or at different prices, in each case in the Price Range or to submit a tender at the Strike Price.

●
Successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) will be purchased at the Strike Price by Davy who in turn will sell the Ordinary Shares (including Ordinary Shares represented by ADSs) to the Company at the same price. The Company intends to cancel any Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it under the Repurchase Deed.

●
If a price above the Strike Price is specified by a Shareholder, the Ordinary Shares (including Ordinary Shares represented by ADSs) offered at that price by the Shareholder will not be purchased under the Tender Offer.

●
In order to participate in the Tender Offer, ADS Holders must return the Letter of Transmittal, together with any ADR certificate(s) and/or other document(s) of title in accordance with the instructions set out in Part III by 5.00 p.m. (New York City time) on 17 April 2013.

●
In order to participate in the Tender Offer, Shareholders holding Ordinary Shares in certificated form must return the Tender Form, together with any share certificate(s) and/or other document(s) of title in accordance with the instructions set out on the Tender Form to the Receiving Agent by 8.00 a.m. on 18 April 2013. Shareholders holding Ordinary Shares in uncertificated form must submit TTE Instructions which must be received by the Receiving Agent by 8.00 a.m. on 18 April 2013.

●
Shareholders who do not tender their Ordinary Shares (including Ordinary Shares represented by ADSs) will not receive any cash proceeds in respect of their Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer but will benefit from owning a greater percentage of the Ordinary Shares of the Company as there will be fewer Ordinary Shares in issue after Completion than were in issue prior to Completion.

●	The Tender Offer is conditional on:

(i)	Shareholder approval which will be sought at an Extraordinary General Meeting to be held in Dublin on 12 April 2013;

(ii)
the Company continuing to have sufficient Profits Available for Distribution up to the Ordinary Share Closing Date to purchase, under the Repurchase Deed, the Ordinary Shares (including Ordinary Shares represented by ADSs) to be purchased by Davy pursuant to the Tender Offer;

(iii)
Davy, acting reasonably, being satisfied at all times up to Completion that the Company and EIS have complied with their obligations, and are not in breach of any of the representations and warranties given by them under the Davy Agreements;

(iv)	the closing of the Tysabri Transaction;

(v)
in the reasonable opinion of the Directors and Davy, there shall not have occurred prior to Completion a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

(vi)
in the reasonable opinion of the Directors and Davy there shall not have occurred at any time prior to Completion and, in the reasonable opinion of the Directors and Davy, it is unlikely that there will occur immediately after Completion:

(a)
any material adverse change in the financial markets in the US, Ireland or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

(b)
any suspension of, or occurrence of material limitations to trading in any securities of the Company by the NYSE or the Irish Stock Exchange or any other exchange or over the counter market, or of trading generally on the NYSE or the Irish Stock Exchange, or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of the said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the US or in Europe; or

(c)	a declaration of a banking moratorium by the US, Ireland or any member or associate member of the European Union;

(vii)
in the reasonable opinion of the Directors and Davy there shall not have occurred at any time prior to Completion any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

(a)
challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and subsequent repurchase of Ordinary Shares, or seeks to obtain any material damages relating to the transactions contemplated by the Tender Offer and subsequent repurchase of Ordinary Shares;

(b)
seeks to make the purchase of, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Ordinary Shares;

(c)
seeks to make the repurchase, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased Ordinary Shares; or

(d)
otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

(viii)
in the reasonable opinion of the Directors and Davy there shall not have occurred at any time prior to Completion any action taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the subsequent repurchase of Ordinary Shares or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which:

(a)
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the Ordinary Shares (including Ordinary Shares represented by ADSs) thereunder or the subsequent repurchase of Ordinary Shares;

(b)	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the subsequent repurchase of Ordinary Shares; or

(c)
otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs) .

Davy will not purchase the Ordinary Shares pursuant to the Tender Offer unless the Conditions have been satisfied or waived by Davy with the consent of the Company. If the Conditions are not satisfied by 8.00 a.m. on the Ordinary Share Closing Date, the Tender Offer will lapse.

Any decision with respect to the conditions of the Tender Offer made by the Company or Davy, as applicable, shall be made in the reasonable opinion of such person.

What is the Tender Offer?

The Tender Offer is the method by which the Company intends to repurchase its own Ordinary Shares (including Ordinary Shares represented by ADSs) up to a maximum aggregate value of US$1 billion. Shareholders are given the opportunity to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) for cash to Davy which will acquire successfully tendered Ordinary Shares at the Strike Price and then sell them to the Company.

Why is the Company undertaking the Tender Offer?

The Board is committed to delivering value for Shareholders. The Tender Offer is one of the Company’s value creation initiatives and allows Shareholders to share in the benefit of the Tysabri Transaction. The Board has concluded that a return of up to US$1 billion of capital by way of the Tender Offer is in the best interests of the Company and the Shareholders as a whole.

What are the benefits of the Tender Offer?

The benefits of the Tender Offer, compared to other available options for a return of capital to Shareholders, are that the Tender Offer:

(i)	provides Shareholders who wish to sell Ordinary Shares (including Ordinary Shares represented by ADSs) the opportunity to do so;

(ii)	enables those Shareholders who do not wish to receive capital at this time to maintain their full investment in the Company;

(iii)	is available to all Shareholders (other than Shareholders who may be resident in a Prohibited Territory) regardless of the size of their shareholdings;

(iv)	means Shareholders may receive a premium of up to 13.4% to the closing price of the ADSs on the NYSE on 8 March 2013; and

(v)	will have a positive impact on the Company’s earnings per share as all the Ordinary Shares acquired under the Tender Offer will be cancelled.

How does the Tender Offer work?

A price range has been set in which Shareholders may tender their Ordinary Shares (including Ordinary Shares represented by ADSs) to Davy under the Tender Offer. Shareholders may also tender their Ordinary Shares (including Ordinary Shares represented by ADSs) at the Strike Price. The Strike Price is the price at which Ordinary Shares will be purchased by Davy under the Tender Offer. This will be determined pursuant to a modified “Dutch Auction” within the aforementioned Price Range at the lowest level necessary to purchase the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) having a total aggregate cost not exceeding US$1 billion. If the aggregate value at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) is US$1 billion or less, then all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be purchased at the Strike Price. If the aggregate cost at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds US$1 billion, not all of the validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) will be accepted and purchased. In these circumstances, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) which will be accepted and purchased will be as follows:

(i)
all valid tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$1 billion; and

(ii)	all tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) at a price above the Strike Price will be rejected and will not be purchased by Davy or ultimately the Company.

In all cases, Ordinary Shares tendered above the Strike Price will be rejected.

The Strike Price will be announced on 18 April 2013 and will be in the range of US$11.25 to US$13.00. The closing price of the Company’s ADSs on the NYSE on 8 March 2013 was US$11.46.

ADS Holders are able to tender the Ordinary Shares (represented by their ADS) up until 5.00 p.m. (New York City time) on 17 April 2013. Ordinary Shareholders are able to tender their Ordinary Shares up until 8.00 a.m. (Irish time) on 18 April 2013.

In the Tender Offer, Shareholders are not obliged to tender any of their Ordinary Shares (including Ordinary Shares represented by ADSs) if they do not wish to do so. Ordinary Shares and ADSs may be traded in the normal way during the Tender Offer period.

Why has a price range been set?

A price range of US$11.25 to US$13.00 has been set to provide Shareholders guidance as to the levels at which the Company is prepared to acquire the successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) and to allow Shareholders to indicate the price(s) at which they would be prepared to sell their Ordinary Shares (including Ordinary Shares represented by ADSs).

You can either offer your Ordinary Shares (including Ordinary Shares represented by ADSs) at the Strike Price, which will be determined at the end of the tender process, or you can offer them at a price or prices that you specify in the Price Range.

Who is eligible to participate in the Tender Offer?

The Tender Offer is open to both private and institutional Shareholders alike who are holders of Ordinary Shares (including Ordinary Shares represented by ADSs). For legal reasons, we are unable to offer our Shareholders who are resident in the Prohibited Territories the ability to participate in the Tender Offer.

Shareholders resident outside Ireland, or who are nationals or citizens of jurisdictions other than Ireland, should read the additional information set out in paragraph 7 of Part IV. US Ordinary Shareholders and ADS Holders should read the information set out in Part III.

Do I have to tender my Ordinary Shares (including Ordinary Shares represented by ADSs)?

No. You are not obliged to tender any of your Ordinary Shares (including Ordinary Shares represented by ADSs). If you choose not to tender any Ordinary Shares (including Ordinary Shares represented by ADSs), your holding will be unaffected, save for the fact that you will end up owning a greater percentage of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) of the Company after the Tender Offer than you did before as there will be fewer Ordinary Shares ( and consequently ADSs) in issue after completion of the Tender Offer than were in issue before.

Can I tender my Ordinary Shares (including Ordinary Shares represented by ADSs) by guaranteed delivery?

No. Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

What happens to the Ordinary Shares (including Ordinary Shares represented by ADSs) that are “successfully tendered”?

All Ordinary Shares (including Ordinary Shares represented by ADSs) that are validly tendered and accepted for purchase will be “successfully tendered” under the Tender Offer and will ultimately be purchased by the Company and then cancelled (and ADSs will similarly be cancelled). There will therefore be fewer Ordinary Shares and ADSs in issue after completion of the Tender Offer process than before.

What happens to the Ordinary Shares (including Ordinary Shares represented by ADSs) that are “unsuccessfully tendered”?

If you tender your Ordinary Shares (including Ordinary Shares represented by ADSs) at a price above the Strike Price or if your tendered Ordinary Shares (including Ordinary Shares represented by ADSs) are not accepted as a result of the pro rata allocation discussed above or are otherwise not validly tendered), those Ordinary Shares will not be purchased and, if you hold your Ordinary Shares (including those Ordinary Shares represented by ADSs) in certificated form, your share certificate will be returned to you in respect of those Ordinary Shares.

What will I receive?

What you receive will depend on the action that you take. If you decide to participate in the Tender Offer and all or a portion of your Ordinary Shares (including Ordinary Shares represented by ADSs) are successfully tendered in the Tender Offer, you will sell your Ordinary Shares (including Ordinary Shares represented by ADSs) and will receive cash proceeds for them. If you decide to keep your Ordinary Shares (including Ordinary Shares represented by ADSs), you will end up owning a greater percentage of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) of the Company after the Tender Offer than you did before as there will be fewer Ordinary Shares (including Ordinary Shares represented by ADSs) in issue after completion of the Tender Offer process than before.

What price will I receive for each Ordinary Share that I sell?

The Strike Price will be determined pursuant to a modified “Dutch Auction” and will be the actual price at which successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) will be acquired. This will be the price within the Price Range at which the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) can be purchased at a total cost (excluding expenses) not exceeding US$1 billion in aggregate. All ADS Holders who successfully tender Ordinary Shares represented by those ADSs will receive the Strike Price per ADS. All Ordinary Shareholders who successfully tender Ordinary Shares will receive the Euro Equivalent Strike Price per Ordinary Share.

What is a Strike Price Tender?

A Strike Price Tender is a tender which does not require a Shareholder to specify a numerical price in the Price Range at which to tender their Ordinary Shares (including Ordinary Shares represented by ADSs). Instead, Shareholders let the process of the Tender Offer work out the price for them. All Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered as Strike Price Tenders which are successful in the Tender Offer will be purchased at the Strike Price, the same price as all other successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs).

Is there a meeting of Shareholders and do I need to attend?

As the Tender Offer will require the approval of Shareholders, an Extraordinary General Meeting is to be convened for 10.00 a.m. on 12 April 2013 at The Westin Hotel, Westmoreland Street, Dublin 2, Ireland. Shareholders have a choice of whether to attend the meeting. If you choose not to attend, we would encourage you to exercise your right to vote at the meeting by signing and returning the Form of Proxy, or in the case of ADS Holders, the Voting Instruction Form when received. The Resolution will require a majority of the votes cast in person or by proxy in order for it to be passed. The notice convening the Extraordinary General Meeting and the Form of Proxy or Voting Instruction Form, as applicable, will be mailed to Shareholders on or about 18 March 2013.

What do I need to do now?

Ordinary Shareholders

If you hold your Ordinary Shares in certificated form and you wish to tender some or all of your Ordinary Shares, you should complete the Tender Form in accordance with the instructions printed on it and in Part IV of this Circular and return it by post or by hand to Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18 together with your share certificate(s) in respect of the Ordinary Shares tendered.

If you hold your Ordinary Shares in uncertificated form and you wish to tender some or all of your Ordinary Shares, you should send a TTE Instruction and follow the procedures set out in Part IV of this Circular in respect of tendering uncertificated Ordinary Shares.

Completed Tender Forms and/or TTE Instructions (as appropriate) must be received by Computershare Investor Service (Ireland) Limited at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland by 8.00 a.m. (Irish time) on 18 April 2013.

ADS Holders

If you hold ADSs in certificated form and you wish to tender some or all of your ADSs, you should complete and sign the enclosed Letter of Transmittal in accordance with the instructions set forth thereon and return it together with the ADR evidencing your ADSs and all other required documentation to the Tender Agent at the address specified on the Letter of Transmittal.

If you hold your ADSs in uncertificated form through the DRS of the ADS Depositary or through the IDI and you wish to tender some or all of your ADSs, you should complete and sign the Letter of Transmittal in accordance with the instructions set forth thereon and return it together with all other required documentation to the Tender Agent at the address specified on the Letter of Transmittal.

If you hold your ADSs in book-entry form through DTC and you would like to tender some or all of your ADSs, you must follow the procedures for tender of ADSs (by means of Agent’s Message) to the Tender Agent through DTC’s ATOP system. See paragraph 3 of Part III.

If you hold your ADSs through a broker, commercial bank, trust company or other nominee and you wish to tender some or all of your ADSs, you should instruct your broker, commercial bank, trust company or other nominee to tender the ADSs by following the procedures for tender of ADSs (by means of Agent’s Message) to the Tender Agent through DTC’s ATOP system. See paragraph 3 of Part III.

Completed Letters of Transmittal and Agent Messages (as appropriate) must be received by the Tender Agent by 5.00 p.m. (New York City time) on 17 April 2013. If you hold your ADSs through a broker, commercial bank, trust company or other nominee, please consult with them to determine the applicable deadline for instructing them to tender your ADSs.

Will I be able to tender part of my shareholding?

You are able to tender all, none or any portion of your Ordinary Shares (including Ordinary Shares represented by ADSs) under the terms of the Tender Offer.

ADS Holders are directed to paragraph 3 of Part III which details the procedures for those holders.

Details for the tendering of Ordinary Shares by certificated holders of Ordinary Shares are set out in the Tender Form. Holders of Ordinary Shares in uncertificated form (that is, in CREST) are directed to paragraph 3.3 in Part IV which details specific procedures for those holders.

Can I tender some of my shares at one price and some at another?

Yes. You can specify how many Ordinary Shares (including Ordinary Shares represented by ADSs) you wish to tender at each price in the Price Range (including any Strike Price Tenders). If you hold your Ordinary Shares in certificated form, you can specify the price(s) at which you would like to tender your Ordinary

Shares by completing Box 2 of the Tender Form or, in the case of Ordinary Shares represented by ADSs, in the relevant box in the Letter of Transmittal. The total number of Ordinary Shares (including Ordinary Shares represented by ADSs) tendered by you at price(s) in the Price Range and/or as Strike Price Tenders should not exceed the total number of Ordinary Shares held by you at 8.00 a.m. (Irish time) on the Ordinary Share Closing Date or 5.00 p.m. (New York City time) on the ADS Closing Date, as applicable (or such other date to which the Tender Offer is extended).

When will I receive my cash payment?

Certificated Ordinary Shareholders

Under the expected timetable of principal events, it is expected that a cheque would be dispatched to you for the proceeds of any sale by 25 April 2013.

Uncertificated Ordinary Shareholders

Under the expected timetable of principal events, it is expected that CREST account holders would have their CREST accounts credited on by 25 April 2013.

Certificated ADS Holders

Under the expected timetable of principal events, it is expected that a cheque would be dispatched to you for the proceeds of any sale by 30 April 2013.

Uncertificated ADS Holders

Under the expected timetable of principal events, it is expected that uncertificated ADS Holders who hold their ADSs through a broker, commercial bank, trust company or other nominee would have their accounts credited by 30 April 2013.

Under the expected timetable of principal events, it is expected that a cheque will be dispatched to uncertificated ADS Holders who hold their ADSs through the DRS of the ADS Depositary or through the IDI for the proceeds from any sale by 30 April 2013.

What is the Irish, UK and US tax treatment for Shareholders?

For information on certain Irish and UK taxation consequences of the Tender Offer please see Part V of this document and for information on certain US taxation considerations of the Tender Offer please see paragraph 6 of Part III. If you are in any doubt about your tax position, or if you are subject to tax in a jurisdiction other than Ireland, the UK or the US, you should consult a professional adviser.

All Shareholders are strongly advised to consult their professional advisers regarding their own tax position before taking any action relating to the Tender Offer.

What happens if I have lost my Ordinary Share certificate and wish to participate in the Tender Offer?

You should contact the Registrar or telephone the Shareholder Helpline who will arrange for a letter of indemnity to be sent to you.

What happens if I have lost my ADR and wish to participate in the Tender Offer?

If your ADR(s) have been lost, stolen, destroyed or mutilated, you should promptly call the Depositary regarding the requirements for replacement of your ADR(s) at 1-866-246-9032 (toll free) or 1-781-575-4555 (if you are outside the US).

Can I withdraw my tender?

You can withdraw your tender of Ordinary Shares (including Ordinary Shares represented by ADSs) up until the Ordinary Share Closing Date or the ADS Closing Date of the Tender Offer as the case may be (unless the Tender Offer is extended, in which case your tender of Ordinary Shares (including Ordinary Shares represented by ADSs) may be withdrawn at any time prior to the closing dates announced as part of any extension to the Tender Offer period.

Withdrawals may not be rescinded, and any Ordinary Shares (including Ordinary Shares represented by ADSs) will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn Ordinary Shares (including Ordinary Shares represented by ADSs) may be re-tendered by again following the procedures described herein.

If after 12:00 midnight (New York City time) on 3 May 2013 we have not accepted for payment the ADSs you have tendered, you may also withdraw your ADSs at any time thereafter. The Ordinary Shares and the ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Company or Davy give written notice of acceptance to the Tender Agent. Ordinary Shares and ADSs that are not accepted for payment will be returned by the Receiving Agent and the Tender Agent, respectively.

What is the impact on Employee Share Plans?

It is not anticipated that there will be any adjustments to subsisting awards made under the Employee Share Plans. Holders of awards of share options that have vested may participate in the Tender Offer if they exercise their options prior to 9 April 2013 such that they become Shareholders who are on the register on 17 April 2013. As at 8 March 2013, being the last practicable date prior to the launch of the Tender Offer, there are 13,295,735 options to subscribe for Ordinary Shares outstanding representing 2.22% of the issued ordinary share capital. If the Tender Offer was to be fully subscribed for, the shares subject to these options would represent approximately 2.61% of the Company’s issued ordinary share capital.

What happens if my Ordinary Shares are held in a nominee company?

You should contact your nominee company directly. As the registered holder, the nominee will receive documentation in relation to the Tender Offer and will be responsible for taking instructions in relation to the Tender Offer from underlying beneficial holders.

What If I am resident outside Ireland?

Shareholders resident outside Ireland, or who are nationals or citizens of jurisdictions other than Ireland, should read the additional information set out in paragraph 7 of Part IV. Shareholders in the US and ADS Holders should read the additional information in Part III.

For legal reasons we are unable to offer our Shareholders who are resident in the Prohibited Territories the ability to participate in the Tender Offer.

What if I have any more questions?

If you have read this document and still have questions, we have set up a Shareholder Helpline on telephone number (01) 447 5107 (from Ireland) and +353 1447 5107 (from outside Ireland) open from 8.30 a.m. to 5.30 p.m. Monday to Friday (Irish time).

If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Dealer Manager at +1 877-531-8365 or the Information Agent at +1 866-216-0462.

For legal reasons the Information Agent and the Shareholder Helpline will not provide advice on the merits of the Tender Offer or give any financial, investment, legal or taxation advice. For financial, investment, legal or taxation advice, you will need to consult your own financial, investment, legal or taxation adviser who, if you are based in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom.

PART II

SUMMARY OF TENDER OFFER AND PROCEDURES

1.	Summary

Shareholders can tender their Ordinary Shares (or Ordinary Shares represented by ADSs) in the following ways:

(a)	submit a tender at whatever is determined to be the Strike Price (referred to as a “Strike Price Tender”);

(b)	submit a tender at a single price in the Price Range; or

(c)	submit a tender of different Ordinary Shares (or Ordinary Shares represented by ADSs) at different prices in the Price Range (including a Strike Price Tender).

The Price Range is US$11.25 to US$13.00.

Any tender other than a Strike Price Tender must be expressed, in the case of ADS Holders, in whole US$ cents per ADS at one of the share prices indicated on the Letter of Transmittal, or, in the case of Ordinary Shareholders, in whole US$ cents per Ordinary Share at one of the share prices indicated in the Tender Form (in the case of certificated Ordinary Shareholders) or as explained in paragraph 3 of Part IV of this Circular (in the case of uncertificated Ordinary Shares).

The Tender Offer will close at 5.00 p.m. (New York City time) on 17 April 2013 in respect of ADS Holders, and at 8.00 a.m. (Irish time) on 18 April 2013 in respect of Ordinary Shareholders and tenders received after that time will not be accepted (unless the Tender Offer is extended).

The Strike Price

A single price per Ordinary Share will be applied to all Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by Davy pursuant to the Tender Offer, being the Strike Price.

The Strike Price will be determined pursuant to a modified “Dutch Auction” and will be the lowest price per Ordinary Share (including Ordinary Shares represented by ADSs) in the Price Range that will allow Davy to purchase the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) for a total cost not exceeding US$1 billion (excluding expenses) or, if the aggregate cost of all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered by Shareholders is less than US$1 billion, such lesser number of Ordinary Shares (including Ordinary Shares represented by ADSs) as are validly tendered pursuant to the Tender Offer.

All Ordinary Shareholders who tender Ordinary Shares at a price below or at the Strike Price or as Strike Price Tenders will receive the Euro Equivalent Strike Price for all successful tenders accepted, subject, where applicable, to the scaling-back arrangements described below. ADS Holders should refer to Part III of this Circular for details regarding the tenders of ADSs at the Strike Price.

Number of Ordinary Shares to be purchased

If the aggregate cost at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) is US$1 billion or less, (excluding expenses) then all Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be purchased at the Strike Price.

If the aggregate cost at the Strike Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds US$1 billion, (excluding expenses) not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) that are validly tendered will be accepted and purchased. In these circumstances, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) which will be accepted and purchased will be as follows:

●
all valid tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$1 billion; (excluding expenses) and

●	all tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) at a price above the Strike Price will be rejected and will not be purchased by Davy.

Upon the purchase of Ordinary Shares (including Ordinary Shares represented by ADSs) by the Company pursuant to the Repurchase Deed and the subsequent cancellation of such Ordinary Shares (including Ordinary Shares represented by ADSs), between 76,923,076 Ordinary Shares (if the Strike Price is US$13.00 per Ordinary Share) and 88,888,888 Ordinary Shares (if the Strike Price is US$11.25 per Ordinary Share), would be purchased and cancelled.

Successfully tendered Ordinary Shares will be purchased free of commission and dealing charges. Any Ordinary Shares repurchased by the Company from Davy following the purchase by Davy will be cancelled and will not be entitled to future dividends.

Subject to any applicable rules and regulations, the Company reserves the right at any time prior to the announcement of the results of the Tender Offer, and with the prior consent of Davy, to extend the period during which the Tender Offer is open.

Full details of the Tender Offer in respect of the Ordinary Shares, including the terms and conditions on which it is made, are set out in Part IV of this Circular. Some questions and answers related to the Tender Offer in respect of Ordinary Shares are set out in Part I of this Circular.

Further details of the Tender Offer in respect of the ADSs, are set out in Part III of this Circular.

Circumstances in which the Tender Offer may not proceed

The Tender Offer is conditional on, among other things the passing of the Resolution by shareholders and the closing of the Tysabri Transaction, and the other conditions specified in Part IV of this Circular.

Further details of these Conditions are set out in paragraph 2 of Part IV of this Circular.

Parts I and II are summaries, not full details of the Tender Offer. Shareholders should read the entire Circular for full details.

2.	In relation to the Tender Offer

The procedure for tendering your Ordinary Shares or ADSs is summarised below.

ADS Holders

ADS Holders who hold ADSs in certificated form and who wish to tender some or all of their ADSs should complete and sign the enclosed Letter of Transmittal in accordance with the instructions set forth thereon and in Part III, and return it together with the ADR evidencing their ADSs and all other required documentation, including the applicable ADRs to the Tender Agent at the address specified on the Letter of Transmittal. Completed Letters of Transmittal and all other required documentation, including the applicable ADRs, must be received by the Tender Agent by 5.00 p.m. (New York City time) on 17 April 2013.

ADS Holders who hold ADSs in uncertificated form through the DRS of the ADS Depositary or through the IDI and who wish to tender some or all of their ADSs should complete and sign the enclosed Letter of Transmittal in accordance with the instructions set forth thereon and in Part III, and return it together with all other required documentation to the Tender Agent at the address specified on the Letter of Transmittal.

Completed Letters of Transmittal and all other required documentation must be received by the Tender Agent by 5.00 p.m. (New York City time) on 17 April 2013.

ADS Holders who hold ADSs in book-entry form through DTC and would like to tender some or all of their ADSs must follow the procedures for tender of ADSs (by means of Agent’s Message) to the Tender Agent through DTC’s ATOP system. See paragraph 3 of Part III.

ADS Holders who hold their ADSs through a broker, commercial bank, trust company or other nominee and wish to tender some or all of their ADSs should instruct their broker, commercial bank, trust company or other nominee to tender the ADSs by following the procedures for tender of ADSs (by means of Agent’s Message) to the Tender Agent through DTC’s ATOP system. See paragraph 3 of Part III.

Agent’s Messages must be received by the Tender Agent by 5.00 p.m. (New York City time) on 17 April 2013. If you hold your ADSs through a broker, commercial bank, trust company or other nominee, please consult with them to determine the applicable deadline for instructing them to tender your ADSs.

If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Dealer Manager at +1 877-531-8365 or the Information Agent at +1 866-216-0462.

Ordinary Shares held in certificated form

Shareholders who hold Ordinary Shares in certificated form and who wish to tender all or any of their existing holdings of Ordinary Shares should complete the Tender Form, in accordance with the instructions printed thereon (including a witnessed signature) and return it by post or by hand to the Receiving Agent at Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland. A prepaid envelope is enclosed for this purpose. Shareholders who hold their Ordinary Shares in certificated form should also return their share certificate(s) in respect of the shares tendered. Completed Tender Forms must be received by Computershare Investor Services (Ireland) Limited not later than 8.00 a.m. on 18 April 2013. Further details of the procedures for tendering and settlement are set out in Part IV and in the accompanying Tender Form.

Ordinary Shares held in uncertificated form

Shareholders who hold Ordinary Shares in uncertificated form and who wish to tender all or any of their existing holdings of Ordinary Shares should tender electronically through CREST so that the TTE Instruction settles no later than 8.00 a.m. (Irish time) on 18 April 2013. Further details of the procedures for tendering and settlement are set out in Part IV.

If you are an Ordinary Shareholder and have any doubt about the completion of the Tender Form or making a TTE Instruction, please contact the Receiving Agent. A Shareholder Helpline has been set up on (01) 447 5107 (from inside Ireland) and +353 1 447 5107 (from outside Ireland) to assist with enquiries from Shareholders. This helpline is available between from 8.30 a.m. to 5.30 p.m. Monday to Friday and will remain open until 17 April 2013.

Please note that for legal reasons the helpline operators are not permitted to give any advice on the Tender Offer including acceptance thereof or any additional information or to provide financial, investment, legal or taxation advice of any kind.

Shareholders who do NOT wish to sell any Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer should take no action.

Tax

A guide to certain tax consequences of the Tender Offer under Irish and UK tax legislation is set out in Part V. A guide to certain US tax consequences of the Tender Offer for US Shareholders and ADS Holders is set out in paragraph 6 of Part III.

Shareholders and ADS Holders who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the United States, Ireland or the UK should consult their professional advisers.

3.	Overseas Shareholders

The attention of Shareholders who are not resident in Ireland is drawn to the section headed “Overseas Shareholders” in Part IV. US Shareholders and ADS Holders should refer to Part III.

4.	Employee Share Plans

It is not anticipated that there will be any adjustments to subsisting awards made under the Employee Share Plans. Holders of awards of share options that have vested may participate in the Tender Offer if they exercise their options prior to 9 April 2013 such that they become Shareholders who are on the register on 17 April 2013. As at 9 March 2013, being the latest practicable date prior to the launch of the Tender Offer, there are 13,295,735 options to subscribe for Ordinary Shares outstanding representing 2.22% of the issued ordinary share capital. If the Tender Offer was to be fully subscribed for, the shares subject to these options would represent approximately 2.61% of the Company’s issued ordinary share capital.

5.	The Extraordinary General Meeting

A Notice of Extraordinary General Meeting, along with a Form of Proxy (or in the case of ADS Holders, a Voting Instruction Form) for use in connection with the Extraordinary General Meeting, will be mailed to Shareholders on or about 18 March 2013. Whether or not you intend to be present at the meeting, you are requested to complete and return the Form of Proxy to be sent to you as soon as possible and, in any event, so as to be received by Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, not later than 10.00 a.m. (Irish time) on 10 April 2013. ADS Holders are requested to complete the Voting Instruction Form to be provided and return such form as soon as possible and in any event so as to be received by the ADS Depositary not later than 10.00 a.m. (New York City time) on 8 April 2013. Holders of ADSs in street name accounts should follow the instructions provided by their bank, broker or custodian.

The completion and return of Forms of Proxy will not preclude registered holders from attending the Extraordinary General Meeting should they wish to do so.

PART III

DETAILS OF THE TENDER OFFER IN RESPECT OF ADSs AND
FURTHER INFORMATION FOR US SHAREHOLDERS

The following general information is provided for US Shareholders. In addition, specific instructions are included for ADS Holders and US holders of Ordinary Shares wishing to participate in the Tender Offer.

If any of the times or dates set out herein should change, the revised times and/or dates will be notified to Shareholders by a public announcement posted on the Company’s website, delivered through a Regulatory Information Service and by press release in the US and filed with the SEC. If you have questions regarding the Tender Offer, please contact the Dealer Manager at +1 877-531-8365 or the Information Agent at +1 866- 216-0462. Please note that for legal reasons the Information Agent will only be able to provide information contained in this document and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this document or the Letter of Transmittal, please telephone the Information Agent.

Expected timetable applicable to ADS Holders

Tender Offer opens	11 March 2013

Mailing of notice of Extraordinary General Meeting and Form of Proxy and Voting Instruction Form as applicable	on or about 18 March 2013

Latest time for receipt by ADS Depositary of Voting Instruction Forms for ADS Holders for the EGM	10.00 a.m. (New York City time) on 8 April 2013

Latest time and date for receipt by Tender Agent of Letters of Transmittal	5.00 p.m. (New York City time) on 17 April 2013

Extraordinary General Meeting	10.00 a.m. (Irish time) on 12 April 2013

Announcement of results of Tender Offer	By 5.00 p.m. (New York City time) on 18 April 2013

Settlement date for purchases under the Tender Offer	By 25 April 2013

Dispatch of checks for Tender Offer ADS holders and dispatch of statement for balance ADSs, as applicable	By 30 April 2013

If you hold your ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary and you wish the Ordinary Shares represented by your ADSs to be voted at the EGM, please provide your voting instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such voting instructions to the ADS Depositary. Registered holders of ADSs should make sure their voting instructions are delivered to the ADS Depositary so as to be received no later than 10.00 a.m. (New York City time) on 8 April, 2013.

If you hold your ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary and you wish to participate in the Tender Offer, please provide your tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide your instructions to the ADS Depositary through The Depository Trust Company system so as to be received no later than 5.00 p.m. (New York City time) on 17 April, 2013.

The Tender Offer is conditional on the Resolution being passed by Shareholders and the consummation of the Tysabri Transaction, the Company having sufficient Profits Available for Distribution and other conditions specified in Part IV.

1.     Information regarding Elan and the Tender Offer

Elan is a public biotechnology company, headquartered in Ireland, committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world.

The right to tender Ordinary Shares (including Ordinary Shares represented by ADSs) is being made available by Elan to holders of Ordinary Shares (including Ordinary Shares represented by ADSs) in the United States. The right to tender Ordinary Shares (including Ordinary Shares represented by ADSs) is not being made available to holders of Ordinary Shares (including Ordinary Shares represented by ADSs) in any jurisdiction in which the mailing of the Tender Offer or the right to tender Ordinary Shares (including Ordinary Shares represented by ADSs) would not be in compliance with the laws of such jurisdiction.

2.     Instructions for ADS Holders submitting Voting Instruction Form(s)

Registered holders of ADSs wishing to participate in the EGM should complete the Voting Instruction Form, when received with the Notice (to be mailed on or about 18 March, 2013) and return it as soon as possible as directed by the instructions therein. To be valid, voting instruction forms should be returned so as to reach the ADS Depositary not later than 10.00 a.m. (New York City time) on 8 April, 2013. Please ensure that Voting Instruction Forms are returned in the proper envelope and are not included with any ADRs or Letters of Transmittal. Voting Instruction Forms not properly received (i.e. not returned in the proper envelope or to the proper address or not otherwise received by 10.00 a.m. (New York City time) on 8 April, 2013 by the ADS Depositary) will not be valid.

3.     Tender instructions for ADS Holders

Tender Procedures

Any ADS Holder who wishes to tender ADSs pursuant to the Tender Offer should properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, or an Agent’s Message (as defined below), in the case of a book-entry transfer, and send them to the Tender Agent at the appropriate address set forth below, or deliver them pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer must be received by the ADS Depositary). In addition, the ADRs evidencing the tendered ADSs must be received by the ADS Depositary at the appropriate address. An ADS Holder who holds ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, should instruct such intermediary how to tender.

Delivery of a properly completed and executed Letter of Transmittal or an Agent’s Message, the relevant ADRs and other required documents to the ADS Depositary by an ADS Holder will be deemed (without any further action by the ADS Depositary) to constitute a tender of ADSs by such holder as indicated in the Letter of Transmittal, subject to the terms and conditions described in the Letter of Transmittal. The tender of ADSs pursuant to the Tender Offer by an ADS Holder pursuant to the procedures described above will constitute a binding instruction to the Tender Agent to arrange for the tender of the corresponding Ordinary Shares to the Receiving Agent and a binding agreement between such ADS Holder and Davy upon the terms and subject to the conditions of the Tender Offer. If ADSs are tendered, then a separate tender of the Ordinary Shares represented by such ADSs may not be made.

Completed documents should be received by the Tender Agent as soon as possible and, in any event, by not later than 5.00 p.m. (New York City time), on 17 April, 2013.

No alternative, conditional or contingent tender will be valid and no fractional ADSs will be purchased. All tendering ADS Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their ADSs for payment.

Book-Entry Transfer of ADSs

The Tender Agent will establish an account at The Depository Trust Company (“DTC”) with respect to the ADSs held in book-entry form for the purposes of the Tender Offer. Any financial institution that is a participant in any of DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the Tender Agent’s account at DTC in accordance with DTC’s procedure for such transfer.

Although delivery of ADSs may be effected through book-entry transfer into such account of the ADS Tender Agent at DTC, Ordinary Shares represented by ADSs will be counted as valid tenders for the purposes of determining the number of Ordinary Shares that have been validly tendered and not withdrawn and purchased only after timely confirmation utilizing DTC’s Automated Tender Offer Program (an “ATOP Confirmation”) of such book-entry transfer of ADSs into the Tender Agent’s account, and timely receipt by the Tender Agent of an Agent’s Message and any other documents required by the Letter of Transmittal. The term “Agent’s Message” means a message transmitted by DTC and received by the Tender Agent and forming part of an ATOP Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC tendering ADSs which are the subject of such ATOP Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that such agreement may be enforced against such participant.

Delivery of documents to DTC in accordance with DTC’s procedures (including DTC’s ATOP procedures, if applicable) does not constitute delivery to the Tender Agent.

Tenders of ADSs pursuant to any one of the procedures described above and in the instructions to the Letter of Transmittal will constitute the tendering ADS Holder’s acceptance of the terms and conditions of the Tender Offer, as well as the representation and warranty to Davy that (i) such ADS Holder has a net long position in the ADSs or equivalent securities being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such ADSs complies with Rule 14e-4 of the Exchange Act. Davy’s acceptance for payment for Ordinary Shares underlying ADSs tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering ADS Holder and Davy, upon the terms and subject to the conditions of the Tender Offer.

Method of Delivery

The method of delivery of ADSs and all other required documents is at the option and risk of the tendering ADS Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Undertakings

The execution of the Letter of Transmittal or an ATOP Confirmation (as the case may be) shall constitute an offer to sell to Davy such number of Ordinary Shares underlying ADSs (each ADS representing 1 Ordinary Share) as are specified in such Letter of Transmittal or ATOP Confirmation, in each case, on and subject to the terms and conditions of the Tender Offer and that, once lodged, such tender shall be irrevocable after 5.00 p.m. (New York City time) on 17 April 2013, subject to the right of withdrawal in paragraph 4 of this Part III.

Partial Tenders (Not Applicable to ADS Holders Who Tender by Book-Entry Transfer)

If fewer than all the ADSs evidenced by an ADR delivered to the Tender Agent by an ADS Holder are to be tendered pursuant to the Tender Offer, such person should fill in the number of ADSs that are to be tendered with respect to a given ADR in the section labeled “Total Number of ADSs Tendered” in the Letter of Transmittal. In such case, the remaining ADSs evidenced by the old ADR will be issued to the registered holder in uncertificated form and a statement evidencing such issuance will be mailed to the registered holder as soon as practicable after announcement of the take-up level. All ADSs evidenced by ADRs properly delivered to the ADS Depositary will be deemed to have been tendered at the price(s) properly set forth in the Letter of Transmittal. If fewer than all of the ADSs evidenced by ADRs delivered to the ADS Depositary are eligible for purchase because of pro-rata scale down, any ADSs not purchased will be sent to registered holder in uncertificated form (or as indicated in the “Special Delivery Instructions” in the Letter of Transmittal) as promptly as practicable following the date on which the pro-rata scale down is announced.

Irregularities; Validity of Tender

If a registered ADS Holder fails to enter a price in the Letter of Transmittal with respect to ADSs evidenced by one or more ADRs enclosed with a signed Letter of Transmittal, the holder will be deemed for the purpose of the Tender Offer to have tendered the designated number of ADSs at the Strike Price. If an ADS Holder does not indicate the number of ADSs tendered, such holder will be deemed to have tendered all ADSs represented by the ADR(s) enclosed with the Letter of Transmittal.

All questions as to the number of ADSs to be accepted, and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of ADSs will be determined by the Company and Davy, which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Company and Davy reserve the absolute right to reject any or all tenders of Ordinary Shares or ADSs determined not to be in proper form and to waive any defect or irregularity in the tender of Ordinary Shares or ADSs. No tender of ADSs will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be dispatched until after the Letter of Transmittal, together with any required signature guarantees, is complete in all respects and the ADRs and/or other documents) of title satisfactory to the ADS Depositary have been received. None of Elan, Davy, the Dealer Manager, the Receiving Agent, the Tender Agent, the ADS Depositary or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

Signatures on Letter of Transmittal, Stock Powers and Endorsements

If the Letter of Transmittal is signed by the registered holder(s) of the ADSs being tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the ADRs without any change whatsoever. If any of the ADSs being tendered hereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the ADSs being tendered with the Letter of Transmittal are registered in different names on different ADRs, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of ADSs.

If the Letter of Transmittal or any ADRs or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Davy of their authority so to act must be submitted.

When the Letter of Transmittal is signed by the registered holder(s) of the ADSs listed and transmitted thereby, no endorsements of certificates or separate stock powers are required unless payment of the purchase price and/or delivery of ADRs for ADSs not tendered or not purchased are to be issued to a person other than the registered holder(s). Signatures on such ADRs or stock powers must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (an “Eligible Institution”).

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the ADSs listed, the ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the ADRs evidencing such ADSs. Signatures on such ADRs or stock powers must be guaranteed by an Eligible Institution.

If you Require Additional Assistance.

If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Dealer Manager at +1 877-531-8365 or the Information Agent at +1 866-216-0462.

4.     Rights of withdrawal for US Shareholders

Except as otherwise provided in this paragraph 4 and in paragraph 3 of Part IV, tenders of Ordinary Shares and/or ADSs pursuant to the Tender Offer are irrevocable. Tenders of Ordinary Shares may be revoked as specified in paragraph 3 of Part IV. ADSs tendered pursuant to the Tender Offer may be withdrawn at any time prior to the ADS Closing Date in accordance with the procedures described below. To be effective, a written notice of withdrawal must be received by the Tender Agent to whom the Tender Form or the Letter of Transmittal was originally sent and must specify the name of the person having tendered Ordinary Shares or ADSs in the Tender Offer, the number of Ordinary Shares and/or ADSs to be withdrawn and (if an ordinary share certificate or ADR has been delivered) the name of the registered holder of the ordinary shares or ADSs, as the case may be, if different from the name of the person who tendered such securities pursuant to the Tender Offer. If after 12:00 midnight (New York City time) on the night of Friday 3 May 2013 we have not accepted for payment the ADSs you have tendered, you may also withdraw your ADSs at any time thereafter.

In respect of ADSs, if ADRs have been delivered or otherwise been identified to the Tender Agent then, prior to the physical release of such ADSs, the certificate numbers shown on such ADRs must be submitted. If ADSs have been delivered pursuant to the procedures for book-entry transfer described in paragraph 3 of this Part III, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn ADSs and must otherwise comply with DTC’s procedures. Withdrawals of tendered ADSs may not be rescinded, and any ADS properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn ADSs may be re-tendered by again following the procedures described in paragraph 3 of this Part III at any time on or prior to 5.00 p.m. (New York City time) on 17 April 2013.

All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of Elan, Davy, the Dealer Manager, the Receiving Agent, the ADS Depositary, the Tender Agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

5.     Settlement

The pro-rata scale down and settlement procedures with respect to the Tender Offer will be consistent with Irish practice, which may differ from the US tender offer practice in certain respects, particularly with regard to the pro-rata scale down and date of payment.

If the Tender Offer is oversubscribed, the pro-rata scale down procedure with respect to the Tender Offer will be conducted as permitted under regulations applicable to companies listed on the Irish Stock Exchange, which may differ from procedures typically used in US tender offers. If the aggregate cost of Ordinary Shares (including Ordinary Shares underlying ADSs) tendered exceeds US$1 billion (excluding expenses) all valid tenders of Ordinary Shares at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$1 billion (excluding expenses).

All Ordinary Shares tendered at prices above the Strike Price will be rejected and will not be purchased by Davy. All Ordinary Shares successfully tendered will be purchased by Davy, as principal, at the Strike Price.

Payment of the consideration due under the Tender Offer will be sent to the respective Shareholders and ADS Holders or their appointed agents on or about the respective dates designated in the “Expected Timetable of Principal Events” and the “Expected Timetable Applicable to ADS Holders”, at the risk of the person entitled thereto. Computershare, as Receiving Agent, will receive all cash payments of proceeds for successfully tendered ADSs from Davy and Computershare will pay out in US dollars by CREST payment to the Tender Agent via the nominee account of the ADS Depositary, in respect of Ordinary Shares underlying the ADSs and then (ii) the Transfer Agent will make payment in US dollars by check drawn on or wire transfer issued by a US bank, in respect of ADSs.

6.     Certain US tax considerations

Set forth below is a summary of certain US federal income tax considerations relevant to the tender of Ordinary Shares or ADSs pursuant to the Tender Offer by US Holders that hold the Ordinary Shares or ADSs as capital assets.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described below. This discussion is not binding on the US Internal Revenue Service (the “IRS”) or the courts, and we do not intend to request a ruling from the IRS with respect to the Tender Offer.

This summary does not address the US federal estate and gift tax consequences or any US state or local or non-US tax consequences to any particular investor, and does not address persons in special tax situations such as:

●	banks, thrifts, and other financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	S corporations;

●	brokers, dealers, or traders in securities or foreign currencies;

●	small business investment companies;

●	tax-exempt organizations, retirement plans, individual retirement accounts and other tax-deferred or tax-advantaged accounts;

●	persons holding the Ordinary Shares or ADSs as part of a straddle, hedge, synthetic security, conversion or integrated transaction for tax purposes;

●	persons subject to the alternative minimum tax;

●	persons whose functional currency for US federal income tax purposes is not the US dollar;

●	tax transparent entities such as partnerships, or persons holding Ordinary Shares or ADSs through tax transparent entities;

●	persons who own or are deemed to own, directly, indirectly, or constructively 10% or more of the total combined voting power of all classes of our voting stock either before or after the Tender Offer;

●	persons who acquired Ordinary Shares or ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons who are former citizens or former long-term residents of the United States (i.e., US expatriates); or

●	persons who are not US Holders.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-US AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR ADSs.

As used in this discussion, a “US Holder” is any beneficial owner of the Ordinary Shares or ADSs that is for US federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for US federal income tax purposes) created or organized in the United States or under the laws of the United States, any state or political subdivision thereof or the District of Columbia;

●	an estate, the income of which is subject to US federal income taxation regardless of its source; or

●	a trust that is subject to the primary supervision of a court within the United States and the control of one or more US persons for all substantial decisions of the trust.

For US federal income tax purposes, US Holders of ADSs are treated as the owners of the underlying Ordinary Shares.

Tax Treatment of US Holders that Do Not Participate in the Tender Offer

Except as discussed below, for Shareholders that do not participate in the Tender Offer, the Tender Offer generally will not result in any US Federal income tax consequences.

Nevertheless, in the event that any Shareholders that tender Ordinary Shares or ADSs pursuant to the Tender Offer are treated as receiving a distribution from Elan, as described below under the heading “Treatment as a Distribution,” and the Tender Offer is not treated as an “isolated” redemption of stock for US federal income tax purposes, then the IRS could successfully assert that any US Holder whose proportionate interest in Elan’s equity increases in connection with the Tender Offer should be treated as receiving a “constructive” distribution from Elan equal to the fair market value of such increase, regardless of whether such US Holder participates in the Tender Offer. Any such constructive distribution would be treated as described under the heading “Treatment as a Distribution.” Holders should consult their own tax advisors regarding the possibility that the Tender Offer could give rise to a constructive distribution to them.

Tax Treatment of US Holders that Participate in the Tender Offer

A US Holder that exchanges Ordinary Shares or ADSs for cash pursuant to the Tender Offer will be treated for US federal income tax purposes either as recognizing gain or loss from a disposition of the Ordinary Shares or ADSs, or as receiving a distribution from Elan, depending on the US Holder’s particular circumstances.

Treatment as a Taxable Disposition

A US Holder that exchanges Ordinary Shares or ADSs for cash pursuant to the Tender Offer will be treated for US federal income tax purposes as recognizing gain or loss from a disposition of the Ordinary Shares or ADSs if the exchange:

●	results in a “complete termination” of the US Holder’s equity in Elan,

●	results in a “substantially disproportionate” redemption with respect to the US Holder, or

●	is “not essentially equivalent to a dividend” with respect to the US Holder.

In determining whether any of these tests is satisfied, a US Holder must take into account not only the Ordinary Shares or ADSs that the US Holder actually owns, but also Ordinary Shares or ADSs that the US Holder constructively owns, including Ordinary Shares or ADSs that are owned (actually or, in some cases, constructively) by certain related individuals and certain entities in which the US Holder has an interest or that have an interest in the US Holder, as well as any Ordinary Shares or ADSs that the US Holder has an option to acquire. In addition, contemporaneous dispositions or acquisitions by a US Holder or by related individuals or entities may be taken into account in determining whether any of these tests is satisfied. Finally, Davy may not purchase all Ordinary Shares or ADSs tendered pursuant to the Tender Offer, which may affect a US Holder’s ability to satisfy any of these tests.

A US Holder’s exchange of Ordinary Shares or ADSs for cash pursuant to the Tender Offer will result in a “complete termination” of the US Holder’s equity interest in Elan if either (i) the US Holder does not actually or constructively own any Ordinary Shares or ADSs immediately after the exchange, or (ii) the US Holder is not a natural person that does not actually own any Ordinary Shares or ADSs immediately after the exchange and effectively waives its constructive ownership of any Ordinary Shares and ADSs. US Holders should consult their own tax advisors regarding their ability to waive constructive ownership of the Ordinary Shares and ADSs.

A US Holder’s exchange of Ordinary Shares or ADSs for cash pursuant to the Tender Offer will result in a “substantially disproportionate” redemption with respect to the US Holder if the percentage of the Ordinary Shares and ADSs that the US Holder actually and constructively owns immediately after the exchange is less than 80% of the percentage of Ordinary Shares and ADSs that the US Holder actually and constructively owns immediately after the exchange.

A US Holder’s exchange of Ordinary Shares or ADSs for cash pursuant to the Tender Offer generally will be treated as “not essentially equivalent to a dividend” with respect to the US Holder if the exchange results in a “meaningful reduction” of the US Holder’s proportionate interest in Elan. The IRS has indicated in published rulings that a reduction in the proportionate interest of a stockholder in a publicly held corporation may be treated as a “meaningful reduction” if the stockholder owns less than 1% of the equity in the corporation and exercises no control over corporate affairs. However, whether a US Holder’s exchange of Ordinary Shares or ADSs for cash pursuant to the Tender Offer results in a “meaningful reduction” of the US Holder’s proportionate interest in Elan will depend on the US Holder’s particular facts and circumstances.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, if a US Holder that exchanges Ordinary Shares or ADSs for cash pursuant to the Tender Offer is treated for US federal income tax purposes as recognizing gain or loss from a disposition of the Ordinary Shares or ADSs, then the amount of such gain or loss generally will be equal to the difference between the amount realized upon the disposition (generally the cash amount received by the US Holder) of the Ordinary Shares or ADSs and the US Holder’s adjusted tax basis in the Ordinary Shares or ADSs. Generally, a US Holder’s adjusted tax basis in the Ordinary Shares or ADSs will initially equal the US dollar value of the holder’s cost and will be adjusted for any distributions that are not treated as dividends. The gain or loss generally will be capital gain or loss, and if the US Holder has held the Ordinary Share or ADSs for more than one year, long-term capital gain or loss. Non-corporate US Holders (including individuals) generally are entitled to preferable rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Treatment as a Distribution

If a US Holder that exchanges Ordinary Shares or ADSs for cash pursuant to the Tender Offer is not treated for US federal income tax purposes as recognizing gain or loss from a disposition of the Ordinary Shares or ADSs (as described above under the heading “—Treatment as a Taxable Disposition”), then the US Holder will be treated as receiving a distribution from Elan.

Subject to the PFIC rules discussed below, the gross amount of any distribution made by Elan (or deemed to be made by Elan) to a US Holder with respect to the Ordinary Shares or ADSs (including the amount of any withholding tax) will generally be included in the holder’s gross income in the year actually or constructively received, as foreign source dividend income, but only to the extent that the distribution is paid out of Elan’s current or accumulated earnings and profits (as determined under US federal income tax principles). To the extent, if any, that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under US federal income tax principles), the excess will be treated first as a tax-free return of the US Holder’s adjusted tax basis in the holder’s Ordinary Shares or ADSs and then, to the extent such excess exceeds such adjusted tax basis, as capital gain. We do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, if treatment of a distribution by the Company as a dividend would increase a US Holder’s US federal income tax liability, the US Holder should expect that any such distribution will be treated as a dividend even if the distribution might otherwise be treated as a tax-free return of basis or as capital gain under the rules described above. Any dividends Elan pays will not be eligible for the dividends-received deduction allowed to US corporations in respect of dividends received from other US corporations.

Provided that the Company has not been and does not become a PFIC (as discussed below), dividends, if any, received by non-corporate US Holders generally will be eligible for reduced rates of taxation applicable to “qualified dividend income,” subject to minimum holding period requirements and certain other requirements and limitations.

If a US Holder is treated as receiving a distribution from Elan pursuant to the Tender Offer, the US Holder’s adjusted tax basis in its remaining Ordinary Shares or ADSs generally will be increased by the US Holder’s adjusted tax basis in the Ordinary Shares or ADSs that the US Holder exchanged for cash pursuant to the Tender Offer, and decreased by any portion of the distribution that was treated as a tax-free return of the US Holder’s adjusted tax basis in the holder’s Ordinary Shares or ADSs.

Because more than 50% of the total combined voting power of all classes of Elan’s shares entitled to vote or the total value of the Company’s shares may be owned by US persons, a portion of any distribution received by a US Holder of Ordinary Shares or ADSs may be treated as US source income for purposes of calculating the US Holder’s entitlement to US foreign tax credits. However, a US Holder entitled to benefits under the Ireland-US Income Tax Treaty may elect to treat as foreign-source income any portion of our dividends that otherwise would be treated as US-source pursuant to the rule described in the preceding sentence, in which event Elan’s dividends must be separated from other income items for purposes of calculating the US Holder’s foreign tax credit. US Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election and the application of the foreign tax credit provisions to them.

Payment in Foreign Currency

The amount of any cash received by a US Holder pursuant to the Tender Offer that is paid in any non-US currency (a “foreign currency”) will equal the US dollar value of the foreign currency on the date the cash is actually or constructively received regardless of whether the foreign currency is converted into US dollars. The US Holder will have a basis in the foreign currency equal to its US dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as ordinary income or loss. If the foreign currency is converted into US dollars on the date of receipt, a US Holder generally should not recognize foreign currency gain or loss in respect of the conversion.

Passive Foreign Investment Company

Based on the past, current and anticipated valuation of our assets, including goodwill, and the composition of the Company’s income and assets, including estimates of the Company’s expected gross income from operations, the Company believes that it was not a PFIC for the taxable year ending December 31, 2012 and does not expect to be a PFIC for US federal income tax purposes for the taxable year ending December 31, 2013 or for the foreseeable future. Because there are uncertainties in the application of the relevant rules and because PFIC status requires a factual determination made annually after the close of each taxable year, including ascertaining the fair market value of assets on a quarterly basis and the character of our assets and of each item of income we earn, there can be no assurance that the Company will not be a PFIC for the current taxable year or any future taxable year.

If the Company is treated as a PFIC, certain adverse consequences could apply to payments made with respect to the Tender Offer, including that gain on the disposition of Ordinary Shares or ADSs in the Tender Offer could be treated as ordinary income and subject to additional tax in the nature of interest or distributions deemed made on the Ordinary Shares or ADSs in the Tender Offer would fail to qualify as “qualified dividend income” subject to reduced rates and could be subject to additional tax in the nature of interest, and additional reporting requirements would apply. If the Company is treated as a PFIC, a US Holder may not be able to make a timely “qualified electing fund” (“QEF”) or “mark-to-market” election in respect of its Ordinary Shares or ADSs, which might have mitigated these adverse tax consequences. US Holders should consult with their tax advisors as to the effect of these rules.

Backup Withholding Tax and Information Reporting

A US Holder of Ordinary Shares or ADSs may be subject to information reporting requirements and backup withholding tax for amounts paid with respect to the Tender Offer, unless the holder:

●	is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact; or

●	provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

A US Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under backup withholding rules generally will be creditable against a US Holder’s US federal income tax liability and may entitle such US Holder to a refund, provided that a US Holder timely furnishes certain information to the IRS.

A US Holder generally will not be subject to backup withholding tax on amounts paid pursuant to the Tender Offer if the US Holder completes the IRS Form W-9 that accompanies the Letter of Transmittal and the form indicates that the US Holder is not subject to backup withholding tax.

7.     Substitute Tender Forms

All ADS Holders have been sent a Letter of Transmittal for use in tendering their ADSs pursuant to the Tender Offer. All US holders of Ordinary Shares not represented by ADSs have been sent a Tender Form for use in tendering their Ordinary Shares pursuant to the Tender Offer. Should any US Shareholder or ADS Holder receive an incorrect form with which to tender, he or she should telephone the Information Agent.

8.     Procedures for nominees

Nominees who hold Ordinary Shares or ADSs for the account of others, such as brokers, trustees or nominees should notify and distribute this document, the Notice (when received) and the Tender Form or Letter of Transmittal (or requests for instructions regarding tenders), as applicable, to the respective beneficial owners of such Ordinary Shares or ADSs as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Tender Offer. If a beneficial owner so instructs, the nominee should follow the tender procedures described herein. In addition, beneficial owners should contact the nominee and request the nominee to affect tenders in accordance with the beneficial owner’s instructions.

Beneficial owners who hold Ordinary Shares or ADSs through more than one bank, broker or other nominee should arrange for separate tenders to be submitted by each such registered holder.

9.     Certain provisions concerning tenders

The failure of any person to receive a copy of this document or the Tender Form or Letter of Transmittal, as applicable, shall not invalidate any aspect of the Tender Offer. Additional copies of this document and the Letter of Transmittal, may be obtained from the Information Agent at +1 866-216-0462. No acknowledgment of receipt of any Tender Forms, Letters of Transmittal, certificates and/or other documents of title will be given.

10.     Contact Information for ADS Holders

The Tender Agent for the Tender Offer is: Citibank, N.A.

By mail:

Citibank, N.A.
c/o Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011

By hand or overnight courier:

Citibank, N.A.
c/o Voluntary Corporate Actions
250 Royall Street, Suite V
Canton, MA 02021

For the avoidance of doubt, the conditions referred to at paragraph 2 of Part IV of this document apply to the Tender Offer and therefore also apply to any tender of ADSs pursuant to the Tender Offer.

ADS Holders should note that once their ADSs are tendered, they may not be sold, transferred, charged or otherwise disposed of unless their ADSs are withdrawn pursuant to the withdrawal provisions of the Tender Offer.

PART IV

DETAILS OF THE TENDER OFFER IN RESPECT OF ORDINARY SHARES

This Part IV relates to Ordinary Shares and the Tender Offer in respect of the Ordinary Shares (and not ADSs). Except as otherwise expressly noted and except as set forth in this Part IV, this Part IV does not apply to ADSs or the tender of ADSs. However, as a tender of ADSs will be deemed to be an instruction to the Tender Agent to cause the Custodian of the ADS Depositary to tender the Ordinary Shares underlying the tendered ADSs, the following Part IV contains information relevant to ADS Holders as well as holders of Ordinary Shares. ADS Holders are directed to Part III of this Circular for further details of the Tender Offer with respect to ADSs.

1.	Introduction

Shareholders are hereby invited to tender Ordinary Shares for purchase by Davy (who will then sell the Ordinary Shares to Elan under the Repurchase Deed, as described below) on the terms and subject to the Conditions set out in this Circular and, in the case of Shareholders holding certificated Ordinary Shares, the accompanying Tender Form.

Shareholders do not have to tender any Ordinary Shares if they do not wish to do so. The rights of Shareholders who choose not to tender their Ordinary Shares will be unaffected.

Under the Repurchase Deed, the Company shall purchase, and Davy shall sell to the Company, the Ordinary Shares purchased by Davy pursuant to the Tender Offer. It is the Company’s intention to cancel all of the Ordinary Shares acquired by the Company under the Repurchase Deed.

2.	Terms and Conditions of the Tender Offer

2.1	The Tender Offer is conditional on the following (the “Conditions”):

	2.1.1	the passing, as an ordinary resolution, of the Resolution to be set out in the Notice of the Extraordinary General Meeting;

2.1.2
the Company continuing to have sufficient Profits Available for Distribution up to the Ordinary Share Closing Date to purchase, under the Repurchase Deed, the Ordinary Shares (including Ordinary Shares represented by ADSs) to be purchased by Davy pursuant to the Tender Offer;

2.1.3
Davy, acting reasonably, being satisfied at all times up to Completion that the Company and EIS have complied with their obligations, and are not in breach of any of the representations and warranties given by them under the Davy Agreements;

	2.1.4	the closing of the Tysabri Transaction;

2.1.5
in the reasonable opinion of the Directors and Davy, there shall not have occurred prior to Completion a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

2.1.6
in the reasonable opinion of the Directors and Davy there shall not have occurred at any time prior to Completion and it is unlikely that, in the reasonable opinion of the Directors and Davy, there will occur immediately after Completion:

(1) any material adverse change in the financial markets in the United States, Ireland or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

(2)
any suspension of, or occurrence of material limitations to trading in any securities of the Company by the NYSE or the Irish Stock Exchange or any other exchange or over the counter market, or of trading generally on the NYSE or the Irish Stock Exchange, or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States or in Europe; or

	(3)	a declaration of a banking moratorium by the United States, Ireland or any member or associate member of the European Union;

2.1.7
in the reasonable opinion of the Directors and Davy, there shall not have occurred at any time prior to Completion any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

(1)
challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and subsequent repurchase of Ordinary Shares, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and subsequent repurchase of Ordinary Shares;

(2)
seeks to make the purchase of, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Ordinary Shares;

(3)
seeks to make the repurchase, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased Ordinary Shares; or

(4)
otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

2.1.8
in the reasonable opinion of the Directors and Davy, there shall not have occurred at any time prior to Completion any action taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the subsequent repurchase of Ordinary Shares or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which:

	(1)	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the Ordinary Shares

(including Ordinary Shares represented by ADSs) thereunder or the subsequent repurchase of Ordinary Shares;

(2) could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the subsequent repurchase of Ordinary Shares; or

(3)
otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

	2.1.9	Davy will not purchase the Ordinary Shares pursuant to the Tender Offer unless the Conditions have been satisfied or waived by Davy with the consent of the Company. If the Conditions are not satisfied or waived by 8.00 a.m. on the Ordinary Share Closing Date, the Tender Offer will lapse. Any decision with respect to the conditions of the Tender Offer made by the Company or Davy, as applicable, shall be made in the reasonable opinion of such person.

2.1.10
The Conditions referred to above are for the sole benefit of the Company and Davy and may be asserted by the Company and Davy regardless of the circumstances giving rise to any such condition, and may be waived by Davy, in whole or in part, at any time and from time to time in Davy’s reasonable discretion. The failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if any of the conditions described above are waived, there may be a requirement to extend the expiration of the Tender Offer. Any determination by Davy and the Company concerning the events described above will be final and binding on all parties.

2.2	Ordinary Shares may be tendered under the Tender Offer in the following ways:

	2.2.1	as a Strike Price Tender;

	2.2.2	as a tender at a single price being one of the prices in the Price Range; or

	2.2.3	as a tender at different prices in the Price Range (including Strike Price Tenders).

Any tender, other than a Strike Price Tender, must be expressed, in the case of Ordinary Shareholders, at one of the Price Range Increments indicated on the Tender Form (in the case of certificated Ordinary Shareholders) or as explained in paragraph 3 of Part IV of this Circular (in the case of uncertificated Ordinary Shares), or in the case of ADS holders, at one of the share prices indicated on the Letter of Transmittal.

The total number of Ordinary Shares tendered by any Shareholder at price(s) in the Price Range and/or as Strike Price Tenders must not exceed the total number of Ordinary Shares held by that Shareholder at 8.00 a.m. (Irish time) on the Ordinary Share Closing Date (unless the Tender Offer is extended).

2.3	The Tender Offer in respect of Ordinary Shares is available only to Shareholders who hold Ordinary Shares at 8.00 a.m. (Irish time) on the Ordinary Share Closing Date (or such other date to which the Tender Offer is extended) and in respect of the number of Ordinary Shares they hold. No Ordinary Shares may be tendered in the Tender Offer by guaranteed delivery.

2.4	Tenders in respect of certificated Ordinary Shares may be revoked by written notice received by the Registrars, Computershare, any time until 8.00 a.m. (Irish time) on 18 April 2013. Tenders in respect of uncertificated Ordinary Shares may be revoked by input and settlement in CREST of an ESA

Instruction in accordance with the procedures set out in this Part IV anytime until 8.00 a.m. on 18 April 2013. After 8.00 a.m. (Irish time) on 18 April 2013, all tenders of Ordinary Shares will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) or ESA Instructions, as applicable, will be determined by Elan and Davy, in their sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of Elan, Davy, the Dealer Manager, the Receiving Agent, the ADS Depositary, the Information Agent or any other person is or will be obliged to give notice of any defects or irregularities in any notice of withdrawal or ESA Instruction, and none of them will incur any liability for failure to give any such notice.

Notwithstanding the foregoing, if not accepted for payment as provided in this Circular prior to 12.00 midnight (New York City time) on 3 May 2013, you may withdraw tendered Ordinary Shares at any time thereafter.

2.5	Subject to paragraph 2.23 below, the Tender Offer will close at 8.00 a.m. (Irish time) on the Ordinary Share Closing Date and no tenders received after that time will be accepted.

2.6
All or any part of a holding of Ordinary Shares may be tendered. Ordinary Shares successfully tendered will be sold to Davy fully paid and free from all liens, charges, equitable interests and encumbrances and with all rights attaching to the same. Successfully tendered Ordinary Shares will then be repurchased from Davy by Elan pursuant to the Repurchase Deed and such Ordinary Shares will subsequently be cancelled and will not rank for any future dividends.

2.7
Tenders in respect of Ordinary Shares held in certificated form must be made on the accompanying Tender Form, duly completed in accordance with the instructions set out below and in the Tender Form (which constitute part of the terms of the Tender Offer). Such tenders will only be valid when the procedures contained in this document and in the Tender Form, are complied with.

Tenders in respect of Ordinary Shares held in uncertificated form in CREST must be made by the input and settlement of a TTE Instruction in CREST in accordance with the instructions set out in this Part IV and the relevant procedures in the CREST Manual which together constitute part of the terms of the Tender Offer. Such tenders will only be valid when the procedures contained in this document and in the relevant parts of the CREST Manual are complied with.

The Tender Offer and all tenders will be governed by and construed in accordance with Irish law and only to the extent applicable US federal law. Delivery of a Tender Form or the input of a TTE Instruction in CREST, as applicable, will constitute submission to the jurisdiction of the Irish courts.

2.8
Subject to paragraph 2.23 below, the results of the Tender Offer and, if applicable, the extent to which tenders will be scaled down pro-rata, will be announced by 5.00 p.m. (New York time) on 18 April 2013 (unless the Tender Offer is extended).

2.9
All documents and remittances sent by or to Shareholders and all instructions made by or on behalf of a Shareholder in CREST will be sent or made (as the case may be) at the risk of the person entitled thereto. If the Tender Offer is not consummated, in respect of Ordinary Shares held in certificated form, share certificates and other documents of title will be returned by post not later than ten Business Days after the date of such lapse or, in respect of Ordinary Shares held in uncertificated form (that is, in CREST), the Escrow Agent will provide instructions to Euroclear to transfer all Ordinary Shares held in escrow balances by TFE Instruction to the original available balances to which those Ordinary Shares relate.

2.10	If part only of a Shareholder’s tendered Ordinary Shares are accepted pursuant to the Tender Offer, the relevant Shareholder will be entitled to receive the following:

● for Ordinary Shares held in certificated form, a certificate in respect of the unsold Ordinary Shares; or

●
for Ordinary Shares held in uncertificated form (that is, in CREST), the transfer by the Escrow Agent by TFE Instruction to the original available balances of those unsold Ordinary Shares or the credit of the balance of the unsold Ordinary Shares by the Escrow Agent by an ARAN message.

2.11	Further copies of the Tender Form may be obtained on request from the Shareholder Helpline on (01) 447 5107 (from Ireland) and +353 1 447 5107 (from outside Ireland) or from the Registrars.

2.12
If you are a US Shareholder and have questions on how you can participate in the Tender Offer, please call the Information Agent at 1-866-216-0462 (toll-free from the US) and using the applicable country code from outside the US from 9.00 a.m. to 11.00 p.m. (New York City time) Monday through Friday, and from 10.00 a.m. to 4.00 p.m. (New York City time) on Saturday or the Dealer Manager at +1 877- 531-8365.

2.13	The lowest price at which tenders will be accepted is US$11.25. The highest price at which tenders will be accepted is US$13.00. Only tenders made at the Price Range Increments will be accepted.

2.14
The Strike Price will be the lowest price per Ordinary Share that will allow Davy to purchase the maximum number of Ordinary Shares having a total cost not exceeding US$1 billion (excluding expenses) or such lesser number of Ordinary Shares as are validly tendered pursuant to the Tender Offer.

2.15
If the aggregate cost for all Ordinary Shares at the Strike Price (including Ordinary Shares represented by ADS) tendered is US$1 billion or less (excluding expenses), all Ordinary Shares validly tendered will be purchased. If the aggregate cost to purchase Ordinary Shares tendered exceeds US$1 billion, all valid tenders of Ordinary Shares at a price at or (if applicable) below the Strike Price or as a Strike Price Tender by a Shareholder will be scaled down pro-rata to the total number of Ordinary Shares so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$1 billion (excluding expenses).

2.16
All Ordinary Shares tendered at prices above the Strike Price will be rejected and will not be purchased by Davy. All Ordinary Shares successfully tendered will be purchased by Davy at the Strike Price.

2.17
All Ordinary Shareholders (other than the Custodian) who tender Ordinary Shares at a price below or at the Strike Price or as Strike Price Tenders will receive the Euro Equivalent Strike Price for all successful tenders accepted, subject, where applicable, to the scaling-back arrangements described in this Part IV. ADS Holders should refer to Part III of this Circular for details regarding the tender of Ordinary Shares (represented by ADSs) at the Strike Price.

2.18
All questions as to the number of Ordinary Shares tendered, the price to be paid therefor and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Ordinary Shares will be determined by the Company and Davy in their sole discretion, which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Company and Davy reserve the absolute right to reject any or all tenders they determine not to be in proper form or the acceptance or payment for which may, in the opinion of the Company and Davy, be unlawful. The Company and Davy also reserve the absolute right to waive any defect or irregularity in the tender of any particular Ordinary Shares or any particular holder thereof. No tender of Ordinary Shares will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be dispatched (in respect of certificated Ordinary Shares) or made by way of a CREST payment (in respect of uncertificated Ordinary Shares), until after (in the case of certificated Ordinary Shares) the Tender Form is complete in all respects and the share certificates and/or other document(s) of title satisfactory to the Company and Davy have been received or (in the case of uncertificated Ordinary Shares), the relevant TTE Instruction has settled. None of the Company, Davy, the Dealer Manager, the Registrars, the ADS Depositary, the Tender Agent, the Receiving Agent, the Information Agent or

any other person is or will be obliged to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

2.19	Ordinary Shares will be purchased pursuant to the Tender Offer free of commissions and dealing charges.

2.20	Subject to paragraph 2.23 below all Ordinary Shares successfully tendered will be purchased by Davy, as principal and not as agent, nominee or trustee, at the Strike Price.

2.21	Should any fractions arise from any scaling down, the number of Ordinary Shares accepted shall be rounded down to the nearest whole Ordinary Share.

2.22	The failure of any person to receive a copy of this Tender Offer document or the Tender Form shall not invalidate any aspect of the Tender Offer.

2.23
Davy reserves the right, at any time prior to the announcement of the results of the Tender Offer and with the prior consent of the Company, to amend the terms and conditions of the Tender Offer in order to comply with any applicable rules and regulations, including rules and regulations of the SEC. Davy also reserves the right, at any time prior to the announcement of the results of the Tender Offer and with the prior consent of the Company, to revise the Price Range or change the aggregate value of the Tender Offer, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements. Davy reserves the right, at any time prior to the announcement of the results of the Tender Offer to purchase Ordinary Shares (including Ordinary Shares represented by ADSs) which are successfully tendered as part of and within the terms of the Tender Offer as agent of the Company and not as principal and otherwise on the same terms and conditions of the Tender Offer. Subject to any applicable rules and regulations of the SEC, Davy also reserves the right, at any time prior to the announcement of the results of the Tender Offer and with the prior consent of the Company to extend the period during which the Tender Offer is open, in which event the terms “Ordinary Share Closing Date” and “ADS Closing Date” shall mean the latest time and date at which the Tender Offer applicable to Ordinary Shares, and ADSs respectively as so extended, shall close. The Company shall notify Shareholders of any such revision, change or extension promptly by public announcement. The Company will post such announcement on its website, deliver such announcement through a Regulatory Information Service not later than 8.00 a.m. (Irish time) and by press release in the US and file such announcement with the SEC no later than the earlier of 9.00 a.m. (New York City time) and the first opening of the NYSE in each case, on the next US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the number of Ordinary Shares (including Ordinary Shares represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and the rules of the NYSE.

3.	Procedure for tendering

3.1	Different procedures for Ordinary Shares in certificated and uncertificated form

If you hold Ordinary Shares in certificated form, you may only tender such Ordinary Shares by completing and returning the Tender Form in accordance with the instructions set out in paragraph 3.2 below and the instructions printed on the form itself.

If you hold Ordinary Shares in certificated form, but under different designations, you should complete a separate Tender in respect of each designation. Additional Tender Forms are available from Computershare by telephone on (01) 447 5107 (from inside Ireland) or on +353 1 447 5107 (from outside Ireland).

If you hold Ordinary Shares in uncertificated form (that is, in CREST) you may only tender such Ordinary Shares by TTE Instruction in accordance with the procedure set out in paragraph 3.3 below and, if those Ordinary Shares are held under different CREST Member Account IDs, you should send a separate TTE Instruction for each CREST Member Account ID.

ADS holders should follow the procedures set out in Part III of this Circular.

No Ordinary Shares (including Ordinary Shares represented by ADSs) may be tendered in the Tender Offer by guaranteed delivery.

3.2	Ordinary Shares held in certificated form (that is, not in CREST)

	3.2.1	Tenders of Ordinary Shares held in certificated form

To tender your Ordinary Shares held in certificated form you must complete, sign and have witnessed the Tender Form.

The completed, signed and witnessed Tender Form should be sent either by post along with the relevant share certificate or by hand during normal business hours to the Receiving Agent, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, as soon as possible and, in any event, so as to be received not later than 8.00 a.m. (Irish time) on 18 April 2013. No tenders received after that time will be accepted (unless the Ordinary Share Closing Date is extended). No acknowledgement of receipt of documents will be given. Any Tender Form received in an envelope postmarked in the Prohibited Territories or otherwise appearing to Davy or its agents to have been sent from any of those jurisdictions may be rejected as an invalid tender. For further information on Overseas Shareholders, see the section headed “Overseas Shareholders” below.

The completed and signed Tender Form should be accompanied, where possible, by the relevant share certificate(s) and/or other document(s) of title.

If your share certificate(s) and/or other document(s) of title are not readily available (for example, if they are with your stockbroker, bank or other agent) or are lost, the Tender Form should nevertheless be completed, signed and returned as described above so as to be received by the Receiving Agent, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, not later than 8.00 a.m. (Irish time) on 18 April 2013 together with any share certificate(s) and/or document(s) of title that you may have available.

In respect of those Ordinary Shares for which your certificate(s) is/are unavailable and you have been sent a Tender Form, a letter of indemnity can be obtained by writing to Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, or contacting them on the Shareholder Helpline, details of which are set out at the end of Part I. If a separate letter of indemnity is completed, this should be returned with the Tender Form as described above so as to be received by the Registrars at Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, not later than 8.00 a.m. (Irish time) on 18 April 2013.

Where you have either completed and returned the indemnity on a Tender Form or a separate letter of indemnity in respect of unavailable share certificates and you subsequently find or obtain the relevant share certificates, you should immediately send the certificate by hand or by post to the Receiving Agent at Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland.

	3.2.2	Withdrawal of Ordinary Shares held in certificated form

Tenders in respect of certificated Ordinary Shares may be withdrawn by written notice received by the Receiving Agent at Computershare Investor Services (Ireland) Limited, at any time until 8.00 a.m. (Irish time) on 18 April 2013. After 8.00 a.m. (Irish time) on 18 April 2013, all tenders will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) will be determined by the Company and Davy in their sole discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, Davy, the Dealer Manager, the Receiving Agent, the ADS Depositary, the Tender Agent, the Information Agent or any other person is or will be obliged to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

If not accepted for payment as provided in this Circular prior to midnight (New York City time) on 3 May 2013, you may withdraw tendered Ordinary Shares at any time after midnight (New York City time) on 3 May 2013.

3.3	Ordinary Shares held in uncertificated form (that is, in CREST)

If your Ordinary Shares are in uncertificated form, to tender such shares you should take (or procure the taking of) the action set out below to transfer (by means of a TTE Instruction) the number of Ordinary Shares which you wish to tender under the Tender Offer to the appropriate escrow account, specifying Computershare (in its capacity as a CREST Participant under the relevant CREST Participant ID(s) and CREST Member Account ID(s) referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles by no later than 8.00 a.m. (Irish time) on 18 April 2013. Please note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) and you should therefore ensure you time the input of any TTE Instructions accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph 3.3 (which has not been validly withdrawn) shall constitute an offer to sell the number of Ordinary Shares at the price indicated on the terms of the Tender Offer, by transferring such shares to the relevant escrow account as detailed in sub-paragraph 3.3.1(v) below (an “Electronic Tender”).

If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Your CREST Sponsor will be able to confirm details of your CREST Participant ID and the CREST Member Account ID under which your Ordinary Shares are held. In addition, only your CREST Sponsor will be able to send the TTE Instruction to Euroclear in relation to the Ordinary Shares which you wish to tender.

After settlement of a TTE Instruction, you will not be able to access in CREST for any transaction or charging purposes the Ordinary Shares the subject of such TTE Instruction, notwithstanding that they will be held by the Escrow Agent as your agent until Completion or lapsing of the Tender Offer. If the Tender Offer becomes unconditional by 8.00 a.m. (Irish time) on 18 April 2013, the Escrow Agent will transfer the successfully tendered Ordinary Shares to itself as the agent of Davy, returning any Ordinary Shares not successful in the Tender Offer to you.

You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures for any particular corporate actions. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or your CREST Sponsor) to enable a TTE instruction relating to your Ordinary Shares to settle prior to 8.00 a.m. (Irish time) on 18 April 2013. In connection with this, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

	3.3.1	Electronic Tenders

To tender Ordinary Shares in uncertificated form you should send (or if you are a CREST Sponsored Member, procure your Sponsor sends) to Euroclear a TTE Instruction in relation to such Ordinary Shares.

A TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following additional details:

(i)	the number of Ordinary Shares in respect of which you wish to tender and be transferred to an escrow account;

(ii)	your CREST Member Account ID;

(iii)	your CREST Participant ID;

(iv)
the CREST Participant ID of the Escrow Agent, Computershare, in its capacity as a CREST receiving agent. For the purposes of the Tender Offer, the CREST Participant ID is dependent upon the price you wish to tender at, as set out in sub-paragraph (v) below;

(v)
the CREST Member Account ID of the Escrow Agent, Computershare. For the purposes of the Tender Offer this will be dependent on the price you wish to tender at, as set out below in this sub-paragraph (v).The following sets out the different escrow accounts by price range and the relevant CREST Participant ID and CREST Member Account ID for each:

Tender at Price (US$)	Participant ID	Member account ID
Strike Price	RA86	ELANTDSP
11.25	RA86	ELAN1125
11.50	RA86	ELAN1150
11.75	RA86	ELAN1175
12.00	RA86	ELAN1200
12.25	RA86	ELAN1225
12.50	RA86	ELAN1250
12.75	RA86	ELAN1275
13.00	RA86	ELAN1300

(i)	the corporate action ISIN, which is IE0003072950;

(ii)	the intended settlement date. This should be as soon as possible and, in any event, not later than 8.00 a.m. (Irish time) on 18 April 2013;

(iii)	input with standard delivery instruction of priority 80;

(iv)	the corporate action number for the relevant Price Range. There are two corporate action numbers allocated by Euroclear to the Tender Offer and these can be found by viewing the corporate action details on screen in CREST; and

(v)	the contact name and telephone number inserted in the shared note field.

3.3.2	Withdrawal of Electronic Tenders

In the case of Ordinary Shares held in uncertificated form, withdrawals of Electronic Tenders are permitted up until 8.00 a.m. (Irish time) on 18 April 2013, and a Shareholder may withdraw his Electronic Tender through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA Instruction to settle in CREST in relation to each Electronic Tender to be withdrawn. Each ESA Instruction must, in order for it to be valid and settle, include the following details:

	(i)	the number of Ordinary Shares to be withdrawn, together with their ISIN number;

	(ii)	the CREST Member Account ID of the tendering Shareholder, together with his CREST Participant ID;

	(iii)	the CREST Member Account ID of the Escrow Agent included in the relevant Electronic Tender, together with the Escrow Agent’s CREST Participant ID;

	(iv)	the transaction reference number of the Electronic Tender to be withdrawn;

	(v)	the intended settlement date for the withdrawal; and

	(vi)	the corporate action number for the relevant Price Range of the Electronic Tender to be withdrawn.

Any such withdrawal will be conditional upon the Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the Receiving Agent will on behalf of Davy reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) message or receiving agent accept (AEAN) message.

If not accepted for payment as provided in this Circular prior to midnight on 3 May 2013, you may withdraw tendered Ordinary Shares at any time after midnight (New York City time) on 3 May 2013.

3.3.3	Withdrawal and re-tender of the same number of Ordinary Shares into different escrow balance(s)

A Shareholder (or if a CREST Sponsored Member, his CREST Sponsor) may, at the same time as withdrawing an Electronic Tender in accordance with the procedures described above and by the input and settlement of the same ESA Instruction, re-tender the same number of Ordinary Shares the subject of that Electronic Tender into one or more different escrow balances provided that the escrow balances to be used for the re-tendered Ordinary Shares will be within the same corporate action number as used in the previous TTE Instruction.

In addition to the details to be included in the ESA Instruction for the purposes of withdrawal of an Electronic Tender, the ESA Instruction must also include the following details:

	(i)	the number of Ordinary Shares in respect of which the Shareholder wishes to re-tender and be transferred to a different escrow account;

	(ii)	the CREST Member Account ID and CREST Participant ID of the Escrow Agent relevant to the new escrow balance(s) the Shareholder wishes to transfer the Ordinary Shares to.

If a Shareholder (or if a CREST Sponsored Member, his CREST Sponsor) wishes to re-tender a different number of Ordinary Shares to the number in his original Electronic Tender and/or re-tender Ordinary Shares into escrow accounts within a different corporate action number, he must withdraw the Electronic Tender in accordance with the procedure set out in sub-paragraph 3.3.2 above and input a new TTE Instruction for the number of Ordinary Shares he wishes to re-tender in accordance with the procedures set out in sub-paragraph 3.3.1 above.

An appropriate announcement through a Regulatory Information Service will be made if any of the details contained in sub-paragraph 3.3.2 or sub-paragraph 3.3.3 are altered.

3.4	Deposits of Ordinary Shares into, and withdrawals of Ordinary Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Ordinary Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Tender Offer (whether such conversion arises as a result of a transfer of Ordinary Shares or otherwise). Shareholders who are proposing to convert any such Ordinary Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Ordinary Shares as a result of the conversion to take all necessary steps in connection with such person’s participation in the Tender Offer (in particular, as regards delivery of share certificates and/or other documents of title or transfers to an escrow balance as described above) prior to 8.00 a.m. (Irish time) on 18 April 2013.

3.5	Validity of tenders

(i) Tender Forms

Notwithstanding the powers in paragraph 2.23 of Part IV, the Company reserves the right to treat as valid only Tender Forms which are received entirely in order by 8.00 a.m. (Irish time) on 18 April 2013 and which are accompanied by the relevant share certificate(s) and/or other document(s) of title or a satisfactory indemnity in lieu thereof in respect of the entire number of Ordinary Shares tendered.

(ii) Validity of Electronic Tenders

A Tender Form which is received in respect of Ordinary Shares held in uncertificated form will not constitute a valid tender and will be disregarded. Holders of Ordinary Shares in uncertificated form who wish to tender such shares should note that a TTE Instruction will only be a valid tender as at 18 April 2013, if it has settled on or before 8.00 a.m. (Irish time) on that date.

An appropriate announcement through a Regulatory Information Service will be made if any of the details contained in this sub-paragraph 3.5(ii) are altered.

(iii) General

Notwithstanding the completion of a valid Tender Form, the Tender Offer may not be utilized in accordance with the Conditions set out in this Part IV.

The decision of Davy and the Company as to which Ordinary Shares have been validly tendered shall be conclusive and binding on all Shareholders.

If you are in any doubt as to how to complete the Tender Form or as to the procedure for making an Electronic Tender, please telephone the Registrars on the Shareholder Helpline details of which are set out at the end of Part I. You are reminded that, if you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action.

Shareholders should note that, once tendered, Ordinary Shares may not be sold, transferred charged or otherwise disposed of unless their Tender Offer is withdrawn pursuant to the withdrawal provisions of the Tender Offer.

4.	Settlement

Settlement of the consideration to which any Shareholder is entitled pursuant to valid tenders accepted by Davy will be made by 25 April 2013, as follows.

4.1	Ordinary Shares held in certificated form (that is, not in CREST)

Where an accepted tender relates to Ordinary Shares held in certificated form, cheques for the consideration due, which shall be calculated based on the Euro Equivalent Strike Price, will be dispatched by the Receiving Agent by standard post to the person or agent whose name and address (outside the Prohibited Territories) is set out in Box 4 of the Tender Form or, if none is set out, to the registered address of the tendering Shareholder or, in the case of joint holders, the address of the first named holder. All payments will be made in Euro by cheque drawn on a branch of an Irish clearing bank.

4.2	Ordinary Shares held in uncertificated form (that is, in CREST)

Where an accepted tender relates to Ordinary Shares held in uncertificated form, the consideration due, which shall be calculated based on the Euro Equivalent Strike Price, will be paid by means of

CREST by the Receiving Agent (acting on behalf of Davy) procuring that a CREST payment is made in favour of the tendering Shareholder’s payment bank in accordance with the CREST payment arrangements.

5.	Tender Form

Each Shareholder by whom, or on whose behalf, a Tender Form is executed irrevocably undertakes, represents, warrants and agrees to and with Davy (for itself and as trustee for Elan) (so as to bind him, his personal representatives, heirs, successors and assigns) that:

5.1
the execution of the Tender Form shall constitute an offer to sell to Davy such number of Ordinary Shares as are inserted in Box 2 of the Tender Form or deemed to be tendered, on and subject to the terms and conditions set out or referred to in this document and the Tender Form and that, once lodged, such tender shall be irrevocable after 8.00 a.m. on 18 April 2013;

5.2
such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by Davy, Davy will acquire the full legal and beneficial ownership of such Ordinary Shares free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, on or after the Ordinary Share Closing Date including the right to receive all dividends and other distributions declared, paid or made after that date;

5.3
the execution of the Tender Form will, subject to the Tender Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of Davy or the Company as such Shareholder’s attorney and/or agent (“Attorney”), and an irrevocable instruction to the Attorney to complete and execute all or any instruments of transfer and/or other documents at the attorney’s discretion in relation to the Ordinary Shares referred to in paragraph (i) above in favour of Davy or such other person or persons as Davy or the Company may direct and to deliver such instrument(s) of transfer and/or other documents at the discretion of the Attorney, together with the share certificate(s) and/or other documents) relating to such Ordinary Shares, for registration within three months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in Davy, the Company or their nominee(s) or such other person(s) as Davy or the Company may direct such Ordinary Shares;

5.4
such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by Davy, the Company or any of their directors or any person nominated by Davy or the Company in the proper exercise of its or his or her powers and/or authorities hereunder;

5.5
such Shareholder holding Ordinary Shares in certificated form will deliver to the Receiving Agent their share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares referred to in paragraph (i) above, or an indemnity acceptable to Davy and the Company in lieu thereof, or will procure the delivery of such document(s) to such person as soon as possible thereafter and, in any event, no later than the Ordinary Share Closing Date;

5.6	the provisions of the Tender Form shall be deemed to be incorporated into the terms and conditions of the Tender Offer;

5.7
such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Davy or the Company to be desirable, in each case to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

5.8
such Shareholder, if an Overseas Shareholder, has fully observed any applicable legal requirements and that the invitation under the Tender Offer may be made to him under the laws of the relevant jurisdiction;

5.9
such Shareholder has not received or sent copies or originals of this document, the Tender Form, or any related documents in, into or from the Prohibited Territories and has not mailed or otherwise distributed such documents in or into the Prohibited Territories including to Shareholders with registered addresses in the Prohibited Territories or to persons who are customers, nominees or trustees holding Ordinary Shares or ADSs for persons in the Prohibited Territories, and such Shareholder is accepting the Tender Offer from outside the Prohibited Territories.

5.10
the dispatch of a cheque to a Shareholder as referred to in the section headed “Settlement” above, will discharge fully any obligation of Davy or the Company to pay such Shareholder the consideration to which he is entitled under the Tender Offer;

5.11	on execution, the Tender Form takes effect as a deed; and

5.12
the execution of the Tender Form constitutes such Shareholder’s submission to the jurisdiction of the courts of Ireland in relation to all matters arising out of or in connection with the Tender Offer or the Tender Form.

A reference in this paragraph to a Shareholder includes a reference to the person or persons executing the Tender Form and in the event of more than one person executing a Tender Form the provisions of this paragraph will apply to them jointly and severally.

6.	Electronic Tenders

Each Shareholder by whom, or on whose behalf, an Electronic Tender is made irrevocably undertakes, represents, warrants and agrees to and with Davy (for itself and as trustee for Elan) (so as to bind him, his personal representatives, heirs, successors and assigns) that:

6.1
the input of the TTE Instruction shall constitute an offer to sell to Davy such number of Ordinary Shares as are specified in the TTE Instruction or deemed to be tendered, in each case, on and subject to the terms and conditions set out or referred to in this document and that once the TTE Instruction has settled, such tender shall be irrevocable after 8.00 a.m (Irish time) on 18 April 2013;

6.2
such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by Davy, Davy will acquire the full legal and beneficial ownership of such Ordinary Shares free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, on or after the Ordinary Share Closing Date including the right to receive all dividends and other distributions declared, paid or made after that date;

6.3
the input of the TTE Instruction will, subject to the Tender Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of Davy or the Company as such Shareholder’s agent (“Agent”), and an irrevocable instruction to the Agent to complete and execute all or any instruments of transfer and/or other documents or input any instructions into Euroclear at the Agent’s discretion in relation to the Ordinary Shares referred to in paragraph (i) above in favour of Davy or such other person or persons as Davy or the Company may direct and to deliver any documents or input any instructions into Euroclear relating to such Ordinary Shares, for registration within three months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Agent be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in Davy, the Company or their nominee(s) or such other person(s) as Davy or the Company may direct such Ordinary Shares;

6.4
such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by Davy, the Company or any of their directors or any person nominated by Davy or the Company in the proper exercise of its or his or her powers and/or authorities hereunder;

6.5
such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Davy or the Company to be desirable, in each case to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

6.6
such Shareholder, if an Overseas Shareholder, has fully observed any applicable legal requirements and that the invitation under the Tender Offer may be made to him under the laws of the relevant jurisdiction;

6.7
such Shareholder has not received or sent copies or originals of this document, the Tender Form, or any related documents in, into or from the Prohibited Territories and has not mailed or otherwise distributed such document into the Prohibited Territories at the time of the input of and settlement of the relevant TTE Instruction(s); that the TTE Instruction has not been sent from the Prohibited Territories, and such Shareholder is accepting the Tender Offer from outside the Prohibited Territories;

6.8
the input of a CREST payment in favour of such Shareholder’s payment bank in accordance with the CREST payment arrangements as referred to in the section headed “Settlement” above will discharge fully any obligation of Davy to pay to such Shareholder the consideration to which he is entitled under the Tender Offer;

6.9
the input of the TTE Instruction constitutes such Shareholder’s submission to the jurisdiction of the courts of Ireland in relation to all matters arising out of or in connection with the Tender Offer;

6.10
if, for any reason, any Ordinary Shares in respect of which a TTE Instruction has been made are, prior to the Ordinary Share Closing Date, converted into certificated form, the Electronic Tender in respect of such Ordinary Shares shall cease to be valid and the Shareholder will need to comply with the procedures for tendering Ordinary Shares in certificated form as set out in this Part IV in respect of the Ordinary Shares so converted, if he wishes to make a valid tender of such Ordinary Shares pursuant to the Tender Offer; and

6.11
if the appointment of agent provision under sub-paragraph 6.3 above shall be unenforceable or invalid or shall not operate so as to afford any director or officer of Davy or the Company the benefit or authority expressed to be given therein, the Shareholder shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Davy or the Company to secure the full benefits of sub-paragraph 6.3 above.

7.	Overseas Shareholders

7.1
The making of the Tender Offer in, or to persons who are citizens or nationals of, or resident in, jurisdictions outside Ireland or custodians, nominees or trustees for citizens, nationals or residents of jurisdictions outside Ireland may be prohibited or affected by the laws of the relevant overseas jurisdiction. Shareholders who are Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such Overseas Shareholder wishing to tender Ordinary Shares to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any transfer or other taxes or other requisite payments due in such jurisdiction. Any such Overseas Shareholder will be responsible for payment of any such transfer or other taxes or other requisite payments due by whomsoever payable and Davy and Elan and any person acting on their behalf shall be fully indemnified and held harmless by such Overseas Shareholder for any such transfer or other taxes or other requisite payments such person may be required to pay. No steps have been taken to qualify the Tender Offer or to authorise the extending of the Tender Offer or the distribution of the Tender Form in any territory outside Ireland or the US. US Shareholders and ADS holders should refer to Part III.

7.2
In particular, the Tender Offer is not being made in or into the Prohibited Territories and the Tender Offer cannot be accepted from within the Prohibited Territories. A copy of this document may be made available solely for information purposes in the Prohibited Territories.

The Tender Form is not being and must not be mailed or otherwise distributed or sent in, into or from the Prohibited Territories, including to Shareholders with registered addresses in the Prohibited Territories or to persons who are custodians, nominees or trustees holding Shares for persons in the Prohibited Territories.

Persons receiving such documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in, into or from the Prohibited Territories.

7.3
If, in connection with making the Tender Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Tender Form or any related documents in, into or from the Prohibited Territories in connection with such forwarding, such persons should (i) inform the recipient of such fact; (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph.

7.4
The provisions of this paragraph and any other terms of the Tender Offer relating to Overseas Shareholders and ADS holders may be waived, varied or modified as regards specific Shareholders or on a general basis by each of the Company and Davy in its absolute discretion but only if the Company or Davy as applicable is satisfied that such waiver, variation or modification will not constitute or give rise to a breach of applicable securities or other law.

7.5	The provisions of this section headed “Overseas Shareholders” supersede any terms of the Tender Offer inconsistent herewith.

Overseas Shareholders should inform themselves about and observe any applicable or legal regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory.

PART V

IRISH AND UK TAX ASPECTS OF THE TENDER OFFER WITH
RESPECT TO ORDINARY SHAREHOLDERS

This document does not purport to be, and is not a complete description of all of the tax considerations that may be relevant to the decision to dispose of shares under the Tender Offer and does not constitute tax or legal advice.

All Shareholders who intend to participate in the Tender Offer are strongly advised to consult their professional advisers as to their tax position, based on their own particular circumstances, before taking any actions relating to the Tender Offer.

ORDINARY SHAREHOLDERS RESIDENT IN IRELAND

The following summary is intended as a general guide only and is based on current tax legislation and practice in Ireland at the date of issue of this Circular. It does not constitute tax or legal advice. It summarises the Irish taxation consequences which would arise on a disposal of Ordinary Shares under the Tender Offer by Shareholders who are resident in (or, if an individual, ordinarily resident in) Ireland for tax purposes and who beneficially own their Ordinary Shares as an investment and not for trading purposes. The summary below may not apply to certain classes of Shareholders including persons who acquired their Ordinary Shares in connection with their employment, dealers in securities, insurance companies and collective investment schemes and it also does not consider the extent to which a Shareholder may be entitled to rely on the provision of a double tax treaty which Ireland has entered into.

Individual Shareholders

Since Davy will be acting as principal, an individual Shareholder who tenders Ordinary Shares pursuant to the Tender Offer should be treated for the purposes of Irish tax as though he/she had sold them in the ordinary way to a third party. Accordingly, individual Shareholders who are tax resident or ordinarily resident in Ireland and elect to participate in the Tender Offer may be liable to Irish capital gains tax on capital gains arising on the disposal of their Ordinary Shares. The capital gain is calculated by reference to the amount received less the amount paid by the individual Shareholder (as increased by indexation to the extent applicable) to acquire the Ordinary Shares. The Irish capital gains tax rate is currently 33%. If the amount received by the individual Shareholder is less than the amount paid by them to acquire the Ordinary Shares, the difference may give rise to a capital loss for Irish tax purposes, which can be offset against certain other capital gains arising to the individual Shareholder. Individual Shareholders who are temporarily not resident in Ireland for tax purposes may be liable to capital gains tax under anti-avoidance legislation. There will be no Irish withholding tax applied to the cash payment made by the Receiving Agent, on behalf of Davy, to individual Shareholders.

Corporate Shareholders

Since Davy will be acting as principal, a corporate Shareholder that tenders Ordinary Shares pursuant to the Tender Offer should be treated for the purposes of Irish tax as though he/she had sold them in the ordinary way to a third party. Accordingly, corporate Shareholders who are resident in Ireland for tax purposes and elect to participate in the Tender Offer may be liable to Irish corporation tax on chargeable gains arising on the disposal of their Ordinary Shares. The chargeable gain is calculated by reference to the amount received less the amount paid by the corporate Shareholder (as increased by indexation to the extent applicable) to acquire the Ordinary Shares. The effective rate of Irish corporation tax on chargeable gains is currently 33%. If the amount received by the corporate Shareholder is less than the amount paid by them to acquire the Ordinary Shares the difference may give rise to a capital loss for Irish tax purposes, which can be offset against certain other chargeable gains arising to the corporate Shareholder. There will be no Irish withholding tax applied to the cash payment made by the Receiving Agent, on behalf of Davy, to corporate Shareholders. Certain corporate Shareholders holding at least 5% of the total number of Ordinary Shares in issue may, depending on their circumstances, be able to claim the substantial shareholding exemption so that no tax liability crystallises under the Tender Offer. Various conditions attach to this exemption and corporate Shareholders should seek their own tax advice as to whether this exemption would apply in their specific circumstances.

Irish Stamp Duty

Tendering Shareholders will not be obliged to pay Irish stamp duty on the sale of Ordinary Shares pursuant to the Tender Offer.

ORDINARY SHAREHOLDERS RESIDENT IN THE UNITED KINGDOM

The following summary from the Company is intended as a general guide only, is based on current legislation and published H.M. Revenue and Customs practice in the UK at the date of issue of this document, and does not constitute tax or legal advice to any Shareholder. It summarises the UK taxation consequences which would arise on a disposal of Ordinary Shares under the Tender Offer by Shareholders who are resident in the UK for tax purposes and who beneficially own their Ordinary Shares as an investment and not for trading purposes.

The summary below may not apply to certain classes of Shareholders, including persons who acquired their Ordinary Shares in connection with employment, dealers in securities, insurance companies and collective investment schemes.

The following statements relate only to persons who are the absolute beneficial owners of Ordinary Shares, are resident and (if individuals) ordinarily resident in the UK for tax purposes. The tax position of any Shareholder who, either alone or together with one or more connected or associated persons, controls directly or indirectly 10% or more of the voting power in the Company, or a UK resident tax-exempt entity, or an individual who is not UK domiciled, is not dealt with below and specific advice should be sought.

Individual Shareholders

Since Davy will be acting as principal, an individual Shareholder who tenders Ordinary Shares to Davy pursuant to the Tender Offer should be treated, for the purposes of UK taxation, as though he/she had sold them in the ordinary way to a third party. Accordingly, individual Shareholders who are tax resident in the UK and elect to participate in the Tender Offer may be liable to UK capital gains tax on any capital gain realised on disposals of their Ordinary Shares. The capital gain is calculated by reference to the amount received less the amount paid by the individual Shareholder to acquire the Ordinary Shares. The current UK capital gains tax rate is either 18% or 28%, depending on the individual Shareholder’s marginal rate of tax in the relevant tax year, and any available exemptions or reliefs. Indexation allowance is no longer available for individual Shareholders.

If the amount received by the individual Shareholder is less than the amount paid by them to acquire the Ordinary Shares, the difference could give rise to a capital loss for UK tax purposes, which could be offset against other capital gains arising to the individual Shareholder.

An individual Shareholder who ceases to be resident or ordinarily resident for tax purposes in the UK for a period of less than five complete tax years and who disposes of a Shareholding during that period may also be liable on his/her return to the UK to UK capital gains tax at current rates (subject to any available exemptions or reliefs).

There will be no UK withholding tax applied to the cash payment made by the Receiving Agent, on behalf of Davy, to the individual Shareholders under the Tender Offer.

Corporate Shareholders

On the basis that Davy will be acting as principal, a UK corporate Shareholder which tenders Ordinary Shares to Davy pursuant to the Tender Offer should be treated, for the purposes of UK taxation, as though it had sold them in the ordinary way to a third party. Accordingly, such corporate Shareholders who are tax resident in the UK and elect to participate in the Tender Offer may be liable to UK corporation tax on any chargeable gain realised on disposal of their Ordinary Shares. The capital gain is calculated by reference to the amount received less the amount paid by the corporate Shareholder to acquire the Ordinary Shares. The current rate of UK corporation tax on chargeable gains is currently between 20% and 24% depending on the corporate Shareholder’s total taxable profits for the relevant accounting period (the mainstream rate is due to fall to 23% from 1 April 2013).

If the amount received by the corporate Shareholder is less than the amount paid by them to acquire the Ordinary Shares, the difference could give rise to a capital loss for UK tax purposes, which could be offset against other chargeable gains arising to the corporate Shareholder. Indexation allowances may be available to corporate Shareholders to reduce the amount of any chargeable gain on the disposal of shares but indexation allowances cannot create or increase an allowable loss.

There will be no UK withholding tax applied to the cash payment made by the Receiving Agent, on behalf of Davy, to corporate Shareholders under the Tender Offer.

Transactions in Securities

Application has not been made to HMRC for clearance under section 748 of the Corporation Tax Act 2010 (“CTA 2010”) or section 701 of the Income Tax Act 2007 (“ITA”) that the anti-avoidance provisions of Part 15 of the CTA 2010 or section 684 ITA should not apply to the Tender Offer. Part 15 of the CTA 2010 and section 684 ITA permit HMRC to counteract tax advantages arising from certain transactions in securities by treating some or all of the proceeds of capital disposals as distributions of income. However, these sections do not apply where it can be shown that the transactions in question were entered into for bona fide commercial reasons and did not involve as one of their main objects the obtaining of a tax advantage and, accordingly, they are not expected to apply generally in the context of the Tender Offer. In any event, this “income treatment” should not apply to entities which are liable to UK corporation tax, UK individuals who are not liable to income tax at a rate which is greater than the basic rate or who hold their Shares in an ISA, investors who are exempt from UK tax, nor to investors who are not UK resident (and do not have a UK permanent establishment). Shareholders are advised to take independent advice as to the potential application of Part 15 of the CTA 2010 and section 684 ITA in the light of their own particular motives and circumstances.

UK Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

Tendering Shareholders will not be obliged to pay UK stamp duty or UK SDRT on the sale of Ordinary Shares in relation to the Tender Offer.

ORDINARY SHAREHOLDERS RESIDENT IN THE UNITED STATES

Please refer to paragraph 6 of Part III.

OTHER GENERAL TAXATION ISSUES

Any Shareholders who are in any doubt as to their tax position, particularly Shareholders who may be subject to tax in a jurisdiction outside the UK or Ireland, are strongly recommended to consult their professional advisers immediately.

PART VI

ADDITIONAL INFORMATION

1.      Consent

Davy has given and has not withdrawn its written consent to the inclusion of its name and references to it in the form and context in which it is included in this document.

2.      Repurchase Deed

Pursuant to the terms of the Repurchase Deed, the Company has agreed to repurchase from Davy the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by Davy pursuant to the Tender Offer.

3.      Debt Refinancing/Make Whole Payment

In October 2012, the Company completed the offering of US$600 million of the 6.25% Senior Fixed Rate Notes due 2019 (the “6.25% Notes”) pursuant to an Indenture dated as of 1 October 2012, among Elan Finance public limited company, Elan Finance Corp., Elan Corporation, plc, the Subsidiary Note Guarantors party thereto and BNY Mellon Corporate Trustee Services Limited, as Trustee and the Bank of New York Mellon, as Registrar and Paying Agent (the “Indenture”). Pursuant to the Indenture, the Company is subject to certain covenants that restrict or prohibit its ability to engage in or enter into a variety of transactions, including consummation of the Tender Offer. Prior to the consummation of the Tender Offer, the Company intends to redeem all of its outstanding 6.25% Notes or discharge certain of its obligations under the Indenture (including its compliance with certain covenants that restrict the Company’s ability to consummate the Tender Offer), by among other things, irrevocably depositing with the trustee an amount sufficient to pay the principal, premium and interest on the 6.25% Notes, in each case in accordance with the terms of the Indenture. In the event the Company legally discharges its obligations under the Indenture prior to consummation of the Tender Offer, the Company will redeem all of the outstanding 6.25% Notes shortly following consummation of the Tender Offer in accordance with the terms of the Indenture.

4.      The Substantial Acquisition Rules

Certain provisions of the Substantial Acquisitions Rules apply to persons who acquire an interest in shares (either in a single transaction or series of transactions within a period of 7 days) which, when taken together with shares in which persons acting in concert with him are interested, (i) confer on that person more than 10% of the voting securities of a company which is subject to the Irish Takeover Rules and (ii) voting securities which when aggregated with voting securities already held by that person (or persons acting in concert with such persons) confer between 15% and 30% of the voting rights in a company which is subject to the Irish Takeover Rules.

Davy intends to purchase the Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer, which could result in Davy acquiring more than 10% of the then issued share capital of the Company in one transaction, and which, when aggregated with other holdings of Davy, may confer between 15% and 30% of the voting rights in the Company. As described in Part IV of this Circular, Davy shall, shortly after such purchase, transfer all purchased Ordinary Shares to the Company for cancellation pursuant to the Repurchase Deed. Accordingly, a waiver shall be sought from the Takeover Panel in respect of the application of the Substantial Acquisition Rules to the acquisition by Davy of Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer. In the event that such waiver is required and is not obtained from the Takeover Panel, Davy intends, subject to applicable law and regulation and to the consent of the Company to act as agent and not as principal in respect of the Tender Offer and otherwise the Tender Offer shall remain available by the Company on the same terms and conditions.

5.      The Irish Takeover Rules

The following information is included as required by Rule 4.1(f) of the Irish Takeover Rules. On 25 February 2013, Royalty Pharma issued a Rule 2.4 Announcement under the Irish Takeover Rules pursuant to which it indicated that it may or may not make an offer to acquire all of the issued and to be issued share capital of the Company. A copy of the Rule 2.4 announcement was sent to Shareholders on 26 February, 2013 in compliance with the requirements of the Takeover Rules. Royalty Pharma is proposing an offer price of US$11.00 for each ADS and Ordinary Share. As outlined by the Company on 6 March 2013, this proposal remains an indication of interest, is highly conditional and may or may not lead to an offer being made for the Company. In the Rule 2.4 Announcement, Royalty Pharma reserved the right to reduce the possible offer price for each ADS and Ordinary Share in the event that the Company announces, declares or pays a dividend or any other distribution to its shareholders or announces or makes any share buyback or redemption, or agrees to or undertakes any extraordinary transaction, including an acquisition, in-licensing, or debt refinancing. No further information is available to the Company in respect of the possible impact of the Tender Offer on the Royalty Pharma indication of interest.

As a result of this indication of interest the Company is now in an “Offer Period” for the purposes of the Irish Takeover Rules. Under Rule 21.1 of the Irish Takeover Rules the Company must during an Offer Period obtain shareholder approval for certain corporate actions including the Tender Offer.

6.      Irish Takeover Rules Disclosure

The Directors of Elan accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

7.      Share Capital

The issued and fully paid share capital of the Company as at 8 March 2013 (being the latest practicable date prior to the publication of this Circular) is 597,682,056 ordinary shares of €0.05 each.

There are no treasury shares held by the Company as at 8 March 2013 (being the latest practicable date prior to the publication of this Circular).

The Company’s Ordinary Shares are traded on the Irish Stock Exchange and its ADSs, each representing one Ordinary Share, are traded on the New York Stock Exchange (NYSE) under the symbol “ELN”. The ADR depositary is Citibank, N.A.

The following table sets forth the high and low sales prices of the Ordinary Shares and the ADSs during the periods indicated, based upon mid-market prices of the Ordinary Shares at close of business on the Irish Stock Exchange and the high and low sales prices of the ADSs on the NYSE, as reported in published financial sources (in the case of the Irish Stock Exchange prices as published by the ISE on www.ise.ie and, in the case of NYSE prices, as published by the NYSE):

	€0.05 Ordinary Shares		American Depositary Shares
	High	Low	High	Low
	(€)		($)
Calendar Year 2011
Quarter 1	5.38	4.33	7.11	5.83
Quarter 2	8.00	4.87	11.37	6.80
Quarter 3	8.80	6.19	12.48	9.20
Quarter 4	10.72	7.33	13.85	9.87

	€0.05 Ordinary Shares		American Depositary Shares
	High	Low	High	Low
	(€)		($)
2012
Quarter 1	11.21	9.15	15.02	12.09
Quarter 2	11.78	9.84	14.96	12.77
Quarter 3	11.80	8.30	14.46	10.70
Quarter 4	8.75	7.57	11.30	9.76

2013
Quarter 1 (to 8 March, 2013 (the last practicable date prior to the date of this document))	8.99	7.04	11.87	9.40

8.      Directors’ and Executive Officers’ Interests

As at 8 March 2013, the interests of each Director and executive officer in Ordinary Shares (including Ordinary Shares represented by ADSs) of the Company were as follows:

Directors
Robert A. Ingram	0
Gary Kennedy	7,650
Patrick Kennedy	10,500
Giles Kerr	0
G. Kelly Martin	361,004
Kieran McGowan	6,200
Kyran McLaughlin	190,000
Donal O’Connor	18,900
Richard Pilnik	3,700
Dennis J. Selkoe, MD	180,675
Andrew von Eschenbach	2,000
Total Directors	780,629
Executive Officers
Nigel Clerkin	22,444
Grainne McAleese	4,239
Hans Peter Hasler	0
William F. Daniel	66,207
John Given	0
Total Executive Officers	92,890
Total D&O	873,519
9. Transactions in the Ordinary Shares and ADSs

During the 60 days prior to 11 March 2013 the following transactions in Ordinary Shares (including Ordinary Shares represented by ADSs) were completed by the Directors, executive officers, subsidiaries of the Company and to the knowledge of the Company, affiliates of the Company:

William F. Daniel
Position	Secretary
Date of Event	Number of Shares	Nature of Event	Price/Consideration
11 February 2013	38,416	Acquisition of shares	$10.23
13 February 2013	29,479	Sale of shares	$10.30
05 March 2013	6,194	Acquisition of shares	$ 3.72
05 March 2013	1,961	Sale of shares	$11.77

G. Kelly Martin Position	CEO
Date of Event	Number of Shares	Nature of Event	Price/Consideration
07 February 2013	16,725	Acquisition of shares	$ 9.84
11 February 2013	46,813	Acquisition of shares	$10.23
12 February 2013	8,441	Sale of shares	$10.31
13 February 2013	32,545	Sale of shares	$10.30

Nigel Clerkin
Position	CFO
Date of Event	Number of Shares	Nature of Event	Price/Consideration
11 February 2013	33,749	Acquisition of shares	$10.23
11 February 2013	16,998	Sale of shares	$ 9.99

Grainne McAleese
Position	Group Controller and Principal Accounting Officer
Date of Event	Number of Shares	Nature of Event	Price/Consideration
11 February 2013	13,373	Acquisition of shares	$10.23
13 February 2013	7,118	Sale of shares	$10.31
20 February 2013	8, 000	Sale of shares	$10.32

10.    Directors’, Officers’ and Group Company Participation

The Company’s directors and executive officers are entitled to participate in the Tender Offer on the same basis as all other shareholders. However, the Company’s directors and executive officers do not intend to tender their Ordinary Shares or ADSs in the Offer (including shares they are deemed to beneficially own). In addition, Elan is not aware of any of its affiliates that intend to tender any Ordinary Shares or ADSs in the Tender Offer.

11.    Agreements with Directors and Executive Officers

Mr. Martin

On 7 January 2003, the Company and Elan Pharmaceuticals, Inc. (EPI) entered into an agreement with Mr. Martin such that Mr. Martin was appointed president and CEO of EPI effective February 3, 2003.

Effective 7 December 2005, the Company and EPI entered into a new employment agreement with Mr. Martin, under which Mr. Martin continued to serve as our CEO with an initial base annual salary of $798,000. Under the 2003 agreement, Mr. Martin was eligible to participate in our annual bonus plan, performance-based stock awards and merit award plans. Under the new agreement, Mr. Martin was granted an option to purchase 750,000 Ordinary Shares with an exercise price per share of $12.03, vesting in three equal annual instalments (the 2005 Options). Mr. Martin’s employment agreement was amended on December 19, 2008 to comply with the requirements of Section 409A of the IRC.

On 2 June 2010, Elan and Mr. Martin agreed to amend his 2005 employment contract from an open-ended agreement to a fixed term agreement. Under this 2010 agreement, Mr. Martin committed to remain in his current role as CEO and Director of the Company through to 1 May 2012. It was agreed that upon the completion of this fixed term Mr. Martin would then serve the Board as executive adviser through to January 31, 2013. Under this amendment, Mr. Martin’s base salary was increased from $800,000 to $1,000,000 per year effective June 1, 2010, and when Mr. Martin moved to the role of executive adviser, his base salary was to be reduced to $750,000 per year, he would not be eligible for a bonus and he would resign from the Board. However, as 2012 represented a significant transformational period for the Company, it was decided by the Board that the Company and our shareholders would be best served by Mr. Martin continuing his leadership through this critical period and strategic inflection point. To that end, the Board requested that Mr. Martin extend his tenure as the Elan CEO creating continuity and an opportunity to achieve further clarity for Elan’s strategic and financial path forward. Mr. Martin agreed to this request and the extension.

Effective 30 April 2012, we, EPI and Mr. Martin amended and restated Mr. Martin’s employment agreement. Under the amended and restated agreement, Mr. Martin’s term as CEO was extended indefinitely while his base salary remained at $1,000,000 per year, the vesting of his equity awards that were granted in February 2012 was accelerated to October 2012, the vesting of any equity awards granted in 2013 would receive partial acceleration upon termination of Mr. Martin’s employment, and Mr. Martin was awarded an option to purchase 486,000 shares (subsequently adjusted to 501,754 shares on 20 December 2012, in connection with the separation and distribution of the Prothena business. With an exercise price per share of $13.79 (subsequently adjusted to $13.36 on December 20, 2012), and an RSU grant covering 81,000 shares (subsequently adjusted to 83,626 shares on December 20, 2012). The equity awards granted in April 2012 vest over a two year period.

In general, the amended and restated agreement, continues until Mr. Martin resigns, is involuntarily terminated, is terminated for cause or dies, or is disabled. Subject to certain conditions, if Mr. Martin’s employment is involuntarily terminated (other than for cause, death or disability), Mr. Martin leaves for good reason or Mr. Martin resigns on or after 2 April 2013, we will pay Mr. Martin a lump sum equal to two (three, in the event of a change in control) times his salary and target bonus. Similarly, most options will be exercisable until the earlier of (i) two years from the date of termination or (ii) tenth anniversary of the date of grant, or in the event of a change in control, the earlier of (i) three years from the date of termination or (ii) the tenth anniversary of the date of grant of the stock option. In the event of such an involuntary termination (other than as the result of a change in control), Mr. Martin will, for a period of two years (three years in the event of a change in control), or, if earlier, the date Mr. Martin obtains other employment, continue to participate in our health and medical plans and we shall pay Mr. Martin a lump sum of $50,000 to cover other costs and expenses Mr. Martin will also be entitled to career transition assistance and the use of an office and the services of a full-time secretary for a reasonable period of time not to exceed two years (three years in the event of a change in control).

In addition, if it is determined that any payment or distribution to Mr. Martin would be subject to excise tax under Section 4999 of the IRC, or any interest or penalties are incurred by Mr. Martin with respect to such excise tax, then Mr. Martin shall be entitled to an additional payment in an amount such that after payment by Mr. Martin of all taxes on such additional payment, Mr. Martin retains an amount of such additional payment equal to such excise tax amount.

The agreement also obligates us to indemnify Mr. Martin if he is sued or threatened with suit as the result of serving as our officer or director. We will be obligated to pay Mr. Martin’s attorney’s fees if he has to bring an action to enforce any of his rights under the employment agreement.

Mr. Martin is eligible to participate in the retirement, medical, disability and life insurance plans applicable to senior executives in accordance with the terms of those plans. He may also receive financial planning and tax support and advice from the provider of his choice at a reasonable and customary annual cost.

Mr. Hasler

Effective 1 October 2012, Elan Pharmaceuticals GmbH entered into an employment agreement with Mr. Hasler under which Mr. Hasler was appointed the Company’s Chief Operating Officer with an initial base annual salary of 600,000 CHF. Mr. Hasler is eligible to participate in our annual bonus plan. Mr. Hasler was awarded an option to purchase 375,000 shares vesting in three annual instalments. Mr. Hasler resigned from the board in October 2012 in connection with his appointment as Chief Operating Officer.

Share-based Compensation Plans

The Company’s equity award program is a long-term retention program that is intended to attract, retain and motivate employees, directors and consultants of the Company and its affiliates, and to align the interests of these parties with those of shareholders. The Company considers its equity award program critical to its operation and productivity. The Company currently grants equity awards from the Elan Corporation, plc 2012 Long Term Incentive Plan (2012 LTIP) and the Elan Corporation, plc 2006 Long Term Incentive Plan (2006 LTIP), both of which provide for the issuance of stock options, RSUs and other equity awards. Equity awards are settled through the issuance of new shares. As of 28 February 2013, there were 28,084,500 shares available for issuance under the 2006 LTIP and the 2012 LTIP.

Previously the Company had granted stock options to employees, directors and consultants of the Company and its affiliates under the Elan Corporation, plc 1996 Long-Term Incentive Plan (1996 Plan), the Elan Corporation, plc 1996 Consultant Option Plan (1996 Consultant Plan) and the Elan Corporation, plc 1999 Stock Option Plan (1999 Plan). Each of these plans were closed for future grants upon approval of the 2006 Plan. As of 28 February 2013 there were 2,399,783, 203,902 and 1,481,073 stock options outstanding under the 1996 Plan, the 1996 Consultant Plan and the 1999 Plan respectively.

In addition, during 2012, the Company operated an EEPP for eligible employees based in the United States and Ireland. The EEPP for U.S. based employees is a qualified plan under Sections 421 and 423 of the IRC. The EEPP allows eligible employees to purchase shares at 85% of the lower of the fair market value at the beginning of the offering period or the fair market value on the last trading day of the offering period. Purchases were limited to $25,000 (fair market value) per calendar year; 2,000 shares per six month offering period and, for U.S. based employees, subject to certain IRC restrictions.

12.     Agreements Relating to the Ordinary Shares and ADSs

Tender Offer Documents

Repurchase Deed

On 11 March 2013, the Company entered into the Repurchase Deed with Davy. Pursuant to the terms of the Repurchase Deed, Davy has agreed to carry out the Tender Offer. In accordance with the terms of the Repurchase Deed, the Company has agreed to purchase from Davy and Davy has agreed to sell to the Company, the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it pursuant to the Tender Offer, at the same price paid by Davy for the Ordinary Shares. This repurchase will occur without delay (expected to be on the same date as the purchase by Davy). The Company has also agreed to pay to an account by no later than 4.30 p.m. (Irish time) on 17 April 2013, but subject to a trust in favour of the Company an amount equal to the maximum amount payable by the Company to Davy in order to effect the subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) following the Tender Offer. The Repurchase Deed includes obligations on the part of, and obligations and warranties from, the Company.

Deeds of Covenant

On 11 March 2013, the Company entered into a Deed of Covenant with Davy pursuant to which the Company has provided warranties to and agreed to indemnify Davy against liabilities incurred by it in connection with it purchasing the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer. On 11 March 2013, EIS, a wholly-owned subsidiary of the Company, also entered into a Deed of Covenant with Davy pursuant to which it agreed to pay certain costs and expenses incurred by Davy in connection with the Tender Offer.

Dealer Manager Agreement

The Company has retained Citigroup Global Markets Inc. to act as Dealer Manager in connection with the Tender Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Tender Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Tender Offer. The Dealer Manager in the ordinary course of its business purchases and/or sells our securities, including the Ordinary Shares and ADSs for its own account and for the account of its customers. As a result, the Dealer Manager at any time may own certain of our securities, including the Ordinary Shares and ADSs. In addition, the Dealer Manager may tender Ordinary Shares into the Tender Offer for its own account.

Information Agent Agreement

The Company has retained Georgeson Inc. to act as Information Agent in connection with the Tender Offer in relation to the ADSs and in relation to receiving inquiries from holders of Ordinary Shares located in the US. The Information Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

Tender Agency Agreement

The Company has retained Citibank N.A. to act as Tender Agent in connection with the Tender Offer. Pursuant to the Tender Agency Agreement, the Tender Agent will, among other things, receive tenders of ADSs, examine Letters of Transmittal to ascertain whether they have been properly completed or executed, instruct the Depositary to tender the Ordinary Shares underlying the ADSs that are validly tendered and facilitate payment to ADS Holders whose Ordinary Shares represented by their tendered ADSs are purchased in the Tender Offer. The Tender Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

Receiving Agent’s Agreement

The Company has retained the Receiving Agent in connection with the Tender Offer in relation to the Ordinary Shares. The Receiving Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Receiving Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer. Davy is also a party to the Receiving Agent Agreement.

Deposit Agreement

The rights of ADS Holders are set forth in the Deposit Agreement entered into among Citibank, N.A., as Depositary, ADS Holders from time to time and the Company. The Company filed the Deposit Agreement with the SEC as an exhibit to its registration statement on Form S-8 on 7 June 2012. Unless specifically requested by an ADS Holder, all ADSs have been issued on the books of the Depositary in book-entry form and periodic statements are mailed to an ADS Holder which reflect such ADS Holder’s ownership interest in such ADSs. In the Deposit Agreement, each registered holder of ADSs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs, and

●
appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Fees and Charges

According to the Company’s Deposit Agreement, the following fees and charges are payable to the ADS Depositary:

Service	Rate	By Whom Paid

(1) Issuance of ADSs upon deposit of Ordinary Shares (excluding issuances as a result of distributions described in paragraph 4) below).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.	Person depositing Ordinary Shares or person receiving ADSs.

(2) Delivery of Ordinary Shares against surrender of ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered.	Person surrendering ADSs for the purpose of withdrawal of Ordinary Shares or person to whom Ordinary Shares are delivered.

(3) Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom distribution is made.

Service	Rate	By Whom Paid

(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom distribution is made.

(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom distribution is made.

(5) Depositary Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.	Person holding ADSs on the applicable record date(s) established by the Depositary.

ADS Holders will also be responsible for paying certain fees and expenses incurred by the Depositary and certain taxes and governmental charges such as:

●	fees for the transfer and registration of Ordinary Shares charged by the registrar and transfer agent for the Ordinary Shares in Ireland (i.e., upon deposit and withdrawal of Ordinary Shares);

●	expenses incurred for converting foreign currency into U.S. dollars;

●	expenses for cable, telex and fax transmissions and for delivery of securities;

●	taxes and duties upon the transfer of securities (i.e., when Ordinary Shares are deposited or withdrawn from deposit); and

●	fees and expenses incurred in connection with the delivery or servicing of Ordinary Shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the record holders of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights), the depositary bank charges the applicable fee to the record date ADS holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in the direct registration system), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the Depositary may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges ADS Holders may be required to pay may vary over time and may be changed by Elan and by the Depositary. ADS Holders will receive prior notice of such changes.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as Elan and the Depositary may agree from time to time.

Limitations on Obligations and Liabilities

The Deposit Agreement limits the Company’s obligations and the Depositary’s obligations to the Company. Please note that:

●	the Company and the Depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith;

●
the Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement;

●
the Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to ADS Holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Ordinary Shares, for the validity or worth of the Ordinary Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for failure to give notice;

●	the Company and the Depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement;

●
the Company and the Depositary disclaim any liability if the Company or the Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control;

●
the Company and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the Deposit Agreement or in the Company’s Articles of Association or in any provisions of or governing the securities on deposit;

●
the Company and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

●
the Company and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Ordinary Shares but is not, under the terms of the Deposit Agreement, made available to ADS Holders;

●	the Company and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties; and

●	the Company and the Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

The Deposit Agreement specifically states that no disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

In addition, the Depositary is not liable for acts or omissions made by a predecessor depositary.

Taxes

ADS Holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. The Company, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any or all property on deposit to pay the taxes and governmental charges payable by holders. ADS Holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs, or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on ADS Holders’ behalf. However, ADS Holders may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfil legal obligations. ADS Holders are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for ADS Holders.

Investment Agreement

The Company is party to an Investment Agreement, dated as of 17 September 2009, between the Company and Janssen Pharmaceutical (“Janssen”), (the “Investment Agreement”). Johnson & Johnson, through its affiliate, Janssen owns ADSs representing approximately 18.4% of the Company’s outstanding Ordinary Shares and ADSs. Janssen has the right to designate one person for nomination to the Company’s Board of Directors, provided that Janssen owns 10.0% or more of the Company’s outstanding ADSs and Ordinary Shares, which right has not been exercised. Janssen is required to vote its ADSs on a pro rata basis proportionate to all other votes actually cast on a particular matter by shareholders of the Company. Janssen cannot, without the prior written consent of the Company, sell, solicit the sale of, or create any encumbrance with respect to (“Transfer”) its shares, subject to certain exceptions, including that Janssen may (i) Transfer its ADSs pursuant to a tender offer and (ii) Transfer its ADSs in an amount not to exceed, in any 12-month period, more than 10.0% of all Elan Ordinary Shares and ADSs then outstanding on a fully diluted basis. In addition, Janssen is entitled to customary demand registration with respect to its ADSs. The Investment Agreement provides Janssen with certain limited preemptive rights and anti-dilution protections and provides that until 17 September 2014, Janssen and its affiliates may not acquire beneficial ownership of more than 18.4% of Elan’s Ordinary Shares and ADSs, provided that such transfer restrictions do not apply to Janssen’s participation in the Tender Offer.

13.     Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

SEC Filings	Date Filed

Annual Report on Form 20-F for the fiscal year ended December 31, 2012	12 February 2013

Reports of Foreign Private Issuer on Form 6-K	22 February 2013, 25 February 2013, 28 February 2013, 4 March 2013, 6 March 2013 and 8 March 2013, 11 March 2013

14.     Expenses

The aggregate costs and expenses (including stamp duty) payable by the Company or its subsidiaries relating to the Tender Offer and the Repurchase Deed (excluding the cost of purchasing the Ordinary Shares pursuant thereto) are estimated to amount to approximately US $ 5 million  (including all amounts in respect of VAT).

PART VII

DEFINITIONS

The following definitions apply throughout this document and the accompanying Tender Form and Letter of Transmittal, unless the context requires otherwise:

“Act”	the Irish Companies Acts 1963-2012

“ADS Depositary” or “Depositary”	Citibank, N.A., in its capacity as depositary bank for the ADSs pursuant to the Deposit Agreement

“ADR”	American depositary receipt representing ADSs

“ADS”	American depositary share, each representing one Ordinary Share

“ADS Closing Date”	5.00 p.m (New York time) on 17 April 2013 in respect of ADSs representing Ordinary Shares tendered or such other date as may be determined in accordance with this Circular

“ADS Holders”	holders of ADSs

“Agent’s Message”
a message transmitted by DTC and received by the Tender Agent and forming part of an ATOP Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC tendering ADSs which are the subject of such ATOP Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Davy may enforce such agreement against such participant

“ARAN message”	a registrar’s adjustment message (as defined in the CREST Manual issued by Euroclear)

“ATOP Confirmation”
confirmation of book-entry transfer of ADSs into the Tender Agent’s account, and timely receipt by the Tender Agent of an Agent’s Message and any other documents required by the Letter of Transmittal utilizing DTC’s Automated Tender Offer Program

“Biogen Idec”	Biogen Idec International Holdings Ltd and its affiliates

“Board” or “Directors”	the board of directors of Elan from time to time

“Business Day”	any day (other than a Saturday or Sunday) on which lending banks in Dublin and New York are normally open for business

“Central Bank”	the Central Bank of Ireland

“Circular”
this circular dated 11 March 2013 inviting the Shareholders  (other than certain Overseas Shareholders) to tender Ordinary Shares (including Ordinary Shares represented by ADSs) on the terms and subject to the conditions set out in this circular and also, in the case of certificated Ordinary Shares only, the Tender Form

“Citibank”	Citibank N.A.

“Company” or “Elan”	Elan Corporation, plc, a public limited company incorporated in Ireland with registered number 30356

“Completion”	completion of the Tender Offer

“Conditions”	the conditions of the Tender Offer as set out in this Circular

“CREST”	the computer based system for the transfer of uncertificated securities operated by Euroclear

“CREST Manual”	the manual, as amended from time to time, produced by Euroclear describing the CREST system and supplied by Euroclear to users and participants thereof

“CREST Member”	a person who has been admitted by Euroclear as a system member (as defined in the CREST Regulations)

“CREST Member Account ID”	the identification or code or number attached to any member account in CREST

“CREST Participant”	a person who is, in relation to CREST, a system participant (as defined in the CREST Regulations

“CREST Participant ID”	the identification code or membership number used in CREST to identify a particular CREST Member or other CREST Participant

“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended from time to time

“CREST Sponsor”	a CREST Participant admitted to CREST as a CREST sponsor

“CREST Sponsored Member”	A CREST Member admitted to CREST as a CREST sponsored member

“Custodian”	the custodian of the Depositary

“Davy”	J&E Davy, trading as Davy, registered office Davy House, 49 Dawson Street, Dublin 2, Ireland

“Davy Agreements”	the Repurchase Deed and the Deeds of Covenant

“Dealer Manager”	Citigroup Global Markets, Inc.

“Deeds of Covenant”	the Deed of Covenant between the Company and Davy and the Deed of Covenant between EIS and Davy, each dated 11 March 2013 and each as described in Part VI

“Deposit Agreement”	the amended and restated deposit agreement dated as of 3 February 2012, among the Company, the Depositary and the holders and beneficial owners of ADSs

“Depositary”	Citibank

“DRS”	the Direct Registration System of the ADS Depositary

“DTC”	Depository Trust Company

“Dutch Auction”	the method pursuant to which the Tender Offer is being conducted

“EIS”	Elan International Services Ltd, a Bermudan incorporated wholly-owned subsidiary of the Company

“Electronic Tender”	the inputting and settlement of a TTE instruction in accordance with the procedures set out in Part IV of this document which constitutes or is deemed to constitute a tender of Ordinary Shares pursuant to and on the terms of the Tender Offer as set out in this document

“Employee Share Plans”	(i) Elan Corporation, plc 1996 Long-Term Incentive Plan;

(ii) Elan Corporation, plc 1996 Consultant Option Plan;

(iii) Elan Corporation, plc 1999 Stock Option Plan;

(iv) Elan Corporation, plc 2006 Long Term Incentive Plan;

(v) Elan Corporation, plc 2012 Long Term Incentive Plan; and

(vi) Elan Corporation, plc Employee Equity Purchase Plan

“ESA instruction”	an escrow account adjustment input (AESN), transaction type “ESA” (as defined by the CREST Manual issued by Euroclear)

“Escrow Agent”	Computershare Investor Services (Ireland) Limited

“Euro” or “€”	the legal currency of Ireland

“Euroclear”	Euroclear UK and Ireland Limited

“Euro Equivalent Strike Price”
the Euro equivalent amount of the Strike Price as calculated by reference to the Reference Exchange Rate, being the price paid to Ordinary Shareholders who successfully tender Ordinary Shares other than the Custodian

“Exchange Act”	Securities and Exchange Act of 1934, as amended

“Extraordinary General Meeting” or “EGM”	the Extraordinary General Meeting of the Company to be convened for 10.00 a.m. on 12 April 2013 (and any adjournment thereof), notice of which shall be mailed to Shareholders on or about 18 March 2013

“Form of Proxy”	the form of proxy to be mailed with the Notice for use by Shareholders at the Extraordinary General Meeting to make market purchases of the Company’s shares

“Group”	Elan and its subsidiaries

“HMRC”	Her Majesty’s Revenue & Customs

“IDI”	the International Direct Investment Plan maintained by the ADS Depositary in respect of the ADSs

“Information Agent”	Georgeson Inc.

“Irish Takeover Rules” or	the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended)
“Takeover Rules”

“Irish Stock Exchange”	The Irish Stock Exchange Limited

“ISA”	Individual Savings Account

“Letter of Transmittal”	the Letter of Transmittal issued with this document to registered ADS Holders in connection with the Tender Offer

“Listing Rules”	the listing rules of the Irish Stock Exchange

“Market Abuse Rules”	the market abuse rules published by the Central Bank under section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005

“Maximum Price”	US$13.00 (excluding expenses)

“Minimum Price”	US$11.25 (excluding expenses)

“Notice”	the notice of Extraordinary General Meeting to be mailed to Shareholders on or about 18 March 2013

“NYSE”	the New York Stock Exchange

“Offer Period”	has the meaning given to such term in the Irish Takeover Rules

“Ordinary Shares”	ordinary shares of €0.05 each in the capital of the Company

“Ordinary Share Closing Date”	8.00 am on 18 April 2013 or such other date as may be determined in accordance with paragraph 2.23 of Part IV of this Circular

“Ordinary Shareholder”	a holder of Ordinary Shares

“Overseas Shareholder”
a Shareholder who is a resident in, or a citizen of, jurisdictions outside Ireland or custodians, nominees or trustees for persons who are citizens or nationals of, or residents in jurisdictions outside Ireland

“Overseas Territory”	countries, territories or jurisdictions outside Ireland, the United Kingdom or the United States

“Panel”	the Irish Takeover Panel

“Price Range”
the range of prices within which Ordinary Shares will be purchased by Davy pursuant to the terms of the Tender Offer from the Minimum Price to the Maximum Price inclusive, including the Price Range Increments

“Price Range Increments”	increments of twenty five cents within the Price Range

“Profits Available for Distribution”	has the meaning ascribed to it in section 45(2) of the Companies (Amendment) Act, 1983

“Prohibited Territories”
Canada, Australia, Japan, the Republic of South Africa and their respective territories and any other jurisdictions where local laws or regulations may result in a significant risk of civil, regulatory, or criminal exposure for the Company if information or documents concerning the Tender Offer were to be sent or made available to Shareholders in that jurisdiction

“Prospectus Rules”	the prospectus rules published by the Central Bank under section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005

“Receiving Agent”	Computershare Investor Services (Ireland) Limited

“Reference Exchange Rate”	the Euro exchange rate which will be applied by the Receiving Agent on the Settlement Date

“Register”	the register of members of the Company

“Registrars”	the Company’s registrar, being Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland

“Regulatory Information Service”	any of the services set out in Schedule 12 of Appendix 2 of the Listing Rules and/or the company announcement of The Irish Stock Exchange

“Repurchase Deed”
the agreement dated 11 March 2013 between Elan and Davy for the repurchase by Elan on the Irish Stock Exchange of the Ordinary Shares purchased by Davy pursuant to the Tender Offer as described in paragraph 2 of Part VI of this document.

“Resolution”	the ordinary resolution set out in the Notice

“Royalty Pharma”	RP Management, LLC

“RSU”	Restricted Stock Unit

“Rule 2.4 Announcement”	The announcement made by Royalty Pharma relating to the Company pursuant to rule 2.4 of the Irish Takeover Rules, dated 25 February 2013

“SEC”	the United States Securities and Exchange Commission

“Settlement Date”	the date on which the Receiving Agent pays the amounts due to the Shareholders in respect of successfully tendered Ordinary Shares

“Shareholder Helpline”	the helpline available to Shareholders in connection with the Tender Offer in respect of Ordinary Shares, on (01) 447 5107 (from Ireland) and +353 1 447 5107 (from outside Ireland)

“Shareholders”	holders of Ordinary Shares and/or ADSs

“Strike Price”
the price at which Davy will purchase Ordinary Shares pursuant to the Tender Offer, which will be determined pursuant to a modified “Dutch Auction” in accordance with the provisions set out in this Circular

“Strike Price Tenders”	Ordinary Shares and ADSs that are tendered at the Strike Price rather than at a specific numerical price in the Price Range

“Substantial Acquisition Rules”	the Irish Takeover Panel Act 1997, Substantial Acquisition Rules, 2007

“Tender Agent”	Citibank, N.A., in its capacity as tender agent for the ADSs

“Tender Form”	the tender form accompanying this document for use in connection with the Tender Offer by Shareholders who hold Ordinary Shares in certificated form

“Tender Offer”
the invitation by Davy to Shareholders (other than certain Overseas Shareholders) to tender Ordinary Shares (including Ordinary Shares represented by ADSs) on the terms and subject to the conditions set out in this document and also, (i) in the case of certificated Ordinary Shares, the Tender Form and (ii) in the case of Ordinary Shares, represented by ADSs, the Letter of Transmittal

“TFE Instruction”	a transfer from escrow instruction (as defined by the CREST Manual)

“TTE Instruction”	a transfer to escrow instruction (as defined by the CREST Manual)

“Transparency Rules”	the transparency rules published by the Central Bank under section 22 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 of Ireland

“Tysabri Transaction”	the transaction between Elan and Biogen Idec. in relation to the restructuring of Elan’s Tysabri collaboration with Biogen Idec. which the Company announced on 6 February 2013

“uncertificated” or “in uncertificated form”
with respect to Ordinary Shares, recorded on the Register as being held in uncertificated form in CREST and title to which, by virtue of the Uncertified Securities Regulations, may be transferred by means of CREST

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States and the District of Columbia

“US dollar” or “USD” or “US$”	the lawful currency of the United States

“US Holders”	has the meaning ascribed to it in paragraph 6 of Part III of this document

“US Shareholders”	Shareholders and ADS Holders who are located in, or citizens of, the United States

“Voting Instruction Form”	the instruction form to be mailed with the Notice for use by ADS holders to instruct the ADS Depositary to vote the Ordinary Shares represented by their ADSs

References to time in this document are to Irish time, unless otherwise stated.

11 March 2013